UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or Section 240.14a-12

ALPHANET SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter  and

Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, $.01 par value

(2)	Aggregate number of securities to which transaction applies:

6,389,438

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the Amended and Restated Agreement and Plan of Merger dated as of April 21, 2002 by and among CIBER, Inc., CIBER Acquisition Corporation, and AlphaNet Solutions, Inc., AlphaNet Solutions, Inc. will merge with CIBER Acquisition Corporation, with AlphaNet Solutions, Inc. surviving as a wholly-owned subsidiary of CIBER, Inc. and each outstanding share of common stock of AlphaNet Solutions, Inc. will be converted into the right to receive $4.05 in cash. The fee is based on 6,388,188 shares of common stock outstanding as of the date hereof and an estimate of the payments to be made as a cashout for vested, unexercised employee options (net of the exercise price of such options).

(4)	Proposed maximum aggregate value of transaction:

$29,000,000

(5)	Total fee paid:

$2,346.10

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

A special meeting of our shareholders will be held on Wednesday, June 25, 2003 at 10:00 a.m. Eastern Time at 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. Shareholders of record as of May 23, 2003 are entitled to attend and vote at the special meeting.

The purpose of the special meeting is to vote on our proposed merger with CIBER Acquisition Corporation, a wholly-owned subsidiary of CIBER, Inc., in which we will be the surviving corporation and become a wholly-owned subsidiary of CIBER, Inc. Our board of directors has unanimously approved the merger. Our board and management believe the merger is in the best interests of our shareholders, employees, and customers.

We believe that the merger represents our best opportunity to return value to our shareholders now. We expect this transaction to enable us to offer a broader array of products and services, which will benefit our clients and employees. We believe that the combined business will enjoy the strength of its high-quality client list and leverage the two companies’ service offerings and best practices, and that these factors are reflected in the premium offered to our shareholders in the merger. These and other advantages are described on page 15 under “Merger Background, Reasons for the Merger, Recommendation of Our Board” in the proxy statement that accompanies this letter.

In the merger, you will receive merger consideration of $4.05 in cash for each of your shares of our common stock held at the effective time of the merger. On April 17, 2003, the trading day prior to our announcement of the merger, the closing price of our common stock was $2.30 per share.

Our board of directors has received the written opinion of its financial advisor, The Chesapeake Group, that the merger consideration is fair, from a financial point of view, to our shareholders.

Depending upon your basis in your shares of our common stock, you may be taxed on the exchange of our stock for the merger consideration.

The merger cannot be completed unless our shareholders approve it.

This proxy statement provides you with certain detailed information concerning CIBER and the merger. Please give all of the information contained in this proxy statement your careful attention.

Your vote is very important. Our board of directors unanimously recommends that you vote for the merger.

Whether or not you plan to attend the special meeting, please execute and return the enclosed proxy card in the envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted in favor of the merger.

In addition to the proxy statement, there follows copies of our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Cordially,

Stan Gang

Chairman of the Board

This proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 30, 2003,

and is first being mailed to our shareholders on May 30, 2003.

7 Ridgedale Avenue

Cedar Knolls, New Jersey 07927

Notice of Special Meeting of Shareholders

to be held on Wednesday, June 25, 2003

NOTICE IS HEREBY GIVEN that a special meeting of our shareholders will be held on Wednesday, June 25, 2003, at 10:00 a.m. Eastern Time.

The location of the special meeting will be 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. The special meeting will be held for the following purposes:

(1)	To consider and vote upon an Agreement and Plan of Merger dated as of April 21, 2003, as amended and restated on May 6, 2003, among CIBER, Inc., CIBER Acquisition Corporation, and AlphaNet Solutions, Inc., pursuant to which AlphaNet Solutions, Inc. will merge with CIBER Acquisition Corporation, with AlphaNet Solutions, Inc. as the surviving corporation.

(2)	To transact only such other business that may properly come before the special meeting or any adjournments or postponements thereof.

The board of directors has fixed May 23, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement thereof.

Our board of directors unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement.

By Order of the Board of Directors,

Stan Gang

Chairman of the Board

Richard G. Erickson

President and Chief Executive Officer

Jack P. Adler, Esq.

Executive Vice President, Secretary, and General Counsel

Cedar Knolls, New Jersey

May 30, 2003

It is important that your shares be represented regardless of the number you own. If you will be unable to be present at the special meeting or even if you anticipate that you will attend, please sign and date the enclosed proxy card and return it in the accompanying envelope without delay. You will be most welcome at the special meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy card. Any shareholder who executes a proxy card may revoke their proxy at any time before it is exercised by giving notice of revocation to our General Counsel.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about us not included in or delivered with this document. Our shareholders may receive the information free of charge by writing or calling the persons listed below. For our documents, make your request to General Counsel, AlphaNet Solutions, Inc., 7 Ridgedale Avenue, Cedar Knolls, NJ 07927; telephone (973) 267-0088. We will provide copies of the requested documents to you without charge by first class mail or other equally prompt means within two business days after receipt of your request. To ensure timely delivery of the documents in advance of the meeting, you should request documents by June 18, 2003.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What do I need to do now?

A:	Just mail your signed proxy in the enclosed return envelope. Please vote as soon as possible, so that your shares can be counted at the meeting. In order to assure that your vote is counted, please give us your proxy as instructed on your proxy, even if you currently plan to attend a meeting in person. Our board of directors recommends that shareholders vote in favor of the merger.

Q:	What do I do if I want to change my vote?

A:	There are three ways to do this:

•	Just send a later-dated, signed proxy to General Counsel, AlphaNet Solutions, Inc., 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. The later proxy supersedes the earlier one.

•	Attend the meeting in person and advise our General Counsel, in writing prior to the vote, that you wish to revoke your proxy. After such notice, you may cast your vote in person by paper ballot at the meeting. (Note that simply attending and taking no further action at the meeting will not revoke your proxy.)

•	Send a notice revoking your proxy to our General Counsel.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the merger. Therefore, be sure to provide your broker with instructions on how to vote your shares.

If you do not give voting instructions to your broker, your “street name” shares will not be counted as voting for purposes of the merger vote unless you appear and vote in person at the meeting with a proxy executed in your favor from your broker.

Q:	Should I send in my stock certificates now?

A:	No. When the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:	When will the merger be completed?

A:	We intend to complete the merger shortly after our special meeting of shareholders, assuming the merger is approved.

Q:	Whom should I call with questions about the meeting or the merger?

A:	Shareholders may call our General Counsel, Jack P. Adler, Esq., at (973) 267-0088.

i

SUMMARY TERM SHEET

This is a summary of certain information regarding the proposed merger and our special meeting to vote on the merger. Because this is a summary, it does not contain all the detailed information contained elsewhere in this document. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

What this Document is About

Our board of directors has approved our merger with CIBER Acquisition Corporation, a wholly-owned subsidiary of CIBER, Inc. We will survive this merger as a subsidiary of CIBER, Inc. The merger cannot be completed unless our shareholders approve it. Our board has called a special meeting of our shareholders to vote on the merger. This document is the proxy statement used by our board to solicit proxies for the meeting. We are enclosing copies of our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, each of which is incorporated into this proxy statement by reference.

The Companies

AlphaNet (see page 9)	AlphaNet Solutions, Inc. 7 Ridgedale Avenue Cedar Knolls, New Jersey 07927 (973) 267-0088

We are an information technology (IT) professional services firm providing a range of outsourced solutions in two major IT practice areas: IT Operations and Learning Solutions. IT Operations includes: AlphaNet Technology and Outsourcing SolutionsSM, which delivers IT projects and services around networks, servers, desktops, storage, and information security, and AlphaNet Service Desk SolutionsSM, which delivers services such as monitoring, management, hosting, and helpdesk support for a wide variety of applications. We are a New Jersey corporation.

CIBER (see page 12)	CIBER, Inc. 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111 (303) 220-0100

CIBER, a Delaware corporation, provides information technology system integration consulting and other services and to a lesser extent, is a reseller of certain hardware and software products.

Vote Required to Approve the Merger

AlphaNet (see page 13)

We have selected the close of business on May 23, 2003 as the record date for our special meeting of shareholders. Each of the 6,389,438 shares of our common stock outstanding on the record date is entitled to vote at the special meeting. A majority of the votes cast at the special meeting, whether in person or by proxy, must be cast in favor of the merger for it to be approved. Our directors, officers, and affiliates hold 39.54% of our outstanding shares entitled to vote on the merger.

Upon consummation of the merger, we will be a wholly-owned subsidiary of CIBER and will no longer be an independent public company. Accordingly, you will not have the opportunity to participate in our earnings and growth after the merger and you will no longer have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by our operations or any decline in our value after the merger.

Our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

CIBER (see page 15)	A vote of the shareholders of CIBER is not required to approve the merger.

The Merger

The Merger Agreement; the Effective Time of the Merger (see page 24)

CIBER Acquisition Corporation, a New Jersey corporation wholly-owned by CIBER created solely for the purpose of effecting the merger, will merge with and into us. We will be the surviving entity and a wholly-owned subsidiary of CIBER. The closing of the merger will be completed within three business days after the day on which the conditions to closing are fulfilled or waived, or at such other time, date or place as we and CIBER may agree, but in any event no later than July 31, 2003, unless extended in accordance with the Agreement and Plan of Merger, dated as of April 21, 2003, by and among us, CIBER Acquisition Corporation, and CIBER, as amended and restated on May 6, 2003 (our references to the merger agreement in this document refer to the merger agreement as amended and restated). We currently expect to close the merger within three days after the special meeting. The terms of the proposed merger are set forth in the merger agreement, a copy of which is attached as Appendix A to this document.

Merger Consideration (see page 24)	You will receive merger consideration of $4.05 in cash in exchange for each share of our common stock held by you at the effective time of the merger.

Deposit of Merger Consideration With Exchange Agent (see page 24)

UMB Bank, NA will act as the exchange agent in connection with the merger. At the effective time of the merger, CIBER will deposit with the exchange agent, for the benefit of our shareholders, the cash to be paid as merger consideration. CIBER has represented in the merger agreement that it has sufficient funds available to pay the merger consideration.

Federal Income Tax Consequences

(see page 22)

The merger is a taxable transaction, and the merger consideration will be taxable to you. The merger will not qualify as a tax-free reorganization under the Internal Revenue Code. The cash you receive in the merger will result in the recognition of gain or loss to you to the extent amounts you receive differ from your tax basis in your shares of our common stock. Any gain or loss will be reportable for United States federal income tax purposes.

We urge you to read the more complete description of the merger’s tax consequences beginning on page 22 and to consult your own tax advisors as to the specific tax consequences of the merger to you under applicable laws.

Opinion of Financial Advisors

(see page 17)

In deciding to approve the merger, our board considered the opinion of its financial advisor. Our board received an opinion from The Chesapeake Group that the exchange ratio in the merger is fair to our shareholders from a financial point of view as of April 18, 2003. This opinion was reaffirmed as of the date of this proxy statement. Chesapeake’s Opinion is attached as Appendix B. We encourage you to read this opinion. The opinion does not constitute a recommendation as to how you should vote on the merger.

Certain of Our Shareholders Have Agreed to Vote in Favor of the Merger and Have Granted CIBER a Stock Option (see page 28)

As a condition to CIBER entering into the merger agreement, CIBER required that certain of our shareholders, holding an aggregate of 41.5% of our outstanding shares of common stock, enter into a Voting and Option Agreement with CIBER. In accordance with this agreement, each such shareholder agreed to vote in favor of the merger and against any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution and the like, and agreed not to solicit or facilitate any such other transaction. These shareholders also granted CIBER an option to purchase all shares of our common stock held by each such shareholder. The Voting and Option Agreement is designed to deter other companies from attempting to acquire control of us. The option is exercisable only if certain specific triggering events occur and the merger does not occur.

A copy of the Voting and Option Agreement is attached as Exhibit B to the merger agreement, beginning on page A-44 of Appendix A attached to this proxy statement.

Share Information and Market Prices (see page 7)

Our common stock is traded on the Nasdaq National Market under the symbol “ALPH.” The closing prices of our common stock on April 17, 2003, the last trading day before we announced the merger, and on May 23, 2003, are set forth in the table below. You should obtain current market quotations for our common stock.

Closing Price Per Share of Our Common Stock
April 17, 2003	$2.30
May 23, 2003	$4.00

No Dissenters’ or Appraisal Rights for Our Shareholders (see page 28)	Under applicable statutory law of New Jersey, you do not have any dissenters’ or appraisal rights to be paid the fair value of your shares of our common stock in connection with the merger.

Exchanging Your AlphaNet Stock Certificates (see page 35)

Promptly after the merger, you will be sent a letter of transmittal and instructions for exchanging your stock certificates for cash. You should not send in your stock certificates until you receive instructions to do so.

Conversion of Stock Options Held By Our Employees (see page 24)

In the merger, each outstanding vested and exercisable option to purchase our common stock granted under our stock option plans will either be converted into a fully-vested option to purchase CIBER common stock, or into cash, or cancelled.

Reasons for the Merger (see page 16)

We entered into the merger agreement because we believe it represents the best option available to realize increased value for our shareholders now, and to enhance the business future for our employees and to make available to our customers a broader array of services.

Financial Interests of Our Directors and Officers in the Merger (see page 26)

On May 23, 2003, our directors and executive officers and their affiliates and Fallen Angel Equity Fund, L.P. owned, or had the right to vote, in the aggregate, 2,654,400 shares or 41.5% of our common stock.

Certain of our directors and officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders, such as receiving salaries or other benefits. For example:

Of our current executive officers, only Richard G. Erickson, our President and Chief Executive Officer and a member of our board of directors, and Mark Perlstein, our Executive Vice President, Sales and Operations, will remain as executives after the effective time of the merger.

CIBER is expected to offer Mr. Erickson and Mr. Perlstein employment agreements to serve as our executives after the effective time of the merger. Mr. Erickson’s salary and bonus compensation under his new employment agreement is expected to be targeted at approximately 10% more than his current consulting compensation, and Mr. Erickson is expected to receive a termination fee equal to only approximately 40% of the amount that would otherwise be due to him under his consulting arrangement with us as a result of the merger and the resultant diminution of his duties.

CIBER is expected to offer Michael Gang, our National Account Manager/Sector Director, a member of our board of directors and the son of Stan Gang, the Chairman of our board of directors, an employment agreement, effective at the effective time of the merger.

Our Chief Financial Officer and our General Counsel, each of whom is expected to be employed by CIBER during a transition period not to exceed 90 days after the effective time of the merger, will receive change of control payments at the closing of the merger as a result of the merger and the termination of their employment with us.

Each member of our board of directors will resign as a director, effective as of the effective time of the merger.

As a result of the merger, options held by our employees, including those held by our executive officers, will vest prior to the effective time of the merger.

Two members of our board of directors, Ira Cohen and Bernard M. Goldsmith, are each officers, directors, significant shareholders, and co-founders of Updata Capital, Inc., an M&A advisory firm specializing in handling technology transactions. In the past two years, Updata has represented CIBER in several transactions, including acquisitions and sales of minority positions in other companies. Over the past two years, Updata received aggregate fees of approximately $1.3 million from CIBER for providing these services. Currently, Updata is not engaged to perform any M&A services for CIBER and is not receiving any fees from CIBER in connection with the merger.

Conditions to the Merger (see page 30)	Completion of the merger is contingent on a number of conditions, including approval of the merger by our shareholders at the special meeting.

Terminating the Merger Agreement (see page 36)

The merger agreement may be terminated by either us or CIBER if the merger has not occurred by July 31, 2003, which may be automatically extended to September 30, 2003 or may otherwise be extended upon our agreement with CIBER.

Amending the Merger Agreement (see page 36)

The merger agreement may be amended by us and CIBER at any time before the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by our shareholders cannot be made without their approval once they have voted to adopt the merger agreement.

Anticipated Accounting Treatment of the Merger (see page 23)

CIBER expects to account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the cost to acquire shares of our common stock in excess of the carrying value of our assets and liabilities will be allocated on a pro rata basis to our assets and liabilities based on fair values, with any excess being allocated to goodwill and any identified intangible assets.

We Have Agreed Not to Solicit Other Transactions (see page 28)

We have agreed not to encourage, negotiate with, or provide any information to any person other than CIBER concerning an acquisition transaction involving us until the merger is completed or the merger agreement is terminated. However, we may take certain of these actions if our board of directors determines that we should do so. We and our board of directors are permitted to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal, with applicable case law, and with applicable fiduciary responsibilities.

We have agreed to promptly notify CIBER of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of our representatives with regard to an acquisition proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers.

This restriction, along with the option described below, may deter other potential acquirors from seeking to acquire control of our company.

No Regulatory Requirements (see page 36)	No regulatory approvals are required for the consummation of the merger.

Termination Fee (see page 30)

If the merger agreement is terminated by us or by CIBER prior to the termination date, as may be extended as provided in the merger agreement, for certain reasons, we must pay CIBER a termination fee of $900,000 and must reimburse CIBER for its transaction expenses up to an additional $100,000.

MARKET FOR COMMON STOCK

Market For Our Common Stock

Our common stock is traded on the Nasdaq National Market under the symbol “ALPH.” The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock as reported by the Nasdaq National Market.

2001
	HIGH	LOW
First Quarter (Jan 1-March 31)	$2.13	$1.31
Second Quarter (April 1-June 30)	$2.36	$1.06
Third Quarter (July 1-Sept. 30)	$3.20	$1.15
Fourth Quarter (Oct 1-Dec 31)	$2.10	$1.46

2002
	HIGH	LOW
First Quarter (Jan 1-March 31)	$2.25	$1.72
Second Quarter (April 1-June 30)	$2.44	$1.52
Third Quarter (July 1-Sept. 30)	$1.81	$0.95
Fourth Quarter (Oct 1-Dec 31)	$1.90	$1.14

2003
	HIGH	LOW
First Quarter (Jan 1-March 31)	$1.59	$1.23
Second Quarter (April 1-May 23)	$4.04	$1.55

The prices shown above represent quotations among securities dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

On May 23, 2003, the closing sale price for our common stock on the Nasdaq National Market was $4.00 per share. As of May 23, 2003, the approximate number of holders of record of our common stock was 281 and the approximate number of beneficial holders of our common stock was 1,750.

Since going public in 1996, we have not paid any dividends.

INTRODUCTION

Our board of directors has approved an Agreement and Plan of Merger with CIBER and CIBER Acquisition Corporation, a New Jersey corporation wholly-owned by CIBER formed solely for the purpose of effecting the transactions contemplated by the merger agreement, dated as of April 21, 2003. The initial merger agreement was executed on, and dated as of that date. Thereafter, we and CIBER agreed to modify the merger agreement. On May 6, 2003, we and CIBER and CIBER Acquisition Corporation executed an Amended and Restated Agreement and Plan of Merger, also dated as of April 21, 2003. Our references to the merger agreement in this proxy statement refer to the merger agreement as amended and restated. The merger agreement provides for us to be merged with CIBER Acquisition Corporation. We will be the surviving corporation and a wholly-owned subsidiary of CIBER. The merger cannot be completed unless our shareholders approve the merger agreement.

This document is the proxy statement being used by our board of directors to solicit proxies for use at our special meeting called for shareholders to consider and vote on the merger agreement.

This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated into this document by reference. We urge you to read this entire document and the appendixes carefully. We have enclosed copies of our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, each of which is incorporated into this document by reference.

We supplied all information and statements contained or incorporated by reference in this document about us. CIBER supplied all information and statements about itself.

You should rely only on the information contained in or incorporated by reference in this document. You should not rely on any of our prior filings or any prior filings of CIBER relating to the merger that have not been incorporated by reference in this document. We have not authorized anyone to provide you with information that is different.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, and future events of each of us and CIBER. Those statements are not historical facts and include expressions about our

•	confidence,

•	strategies and expressions about earnings,

•	new and existing programs and products,

•	relationships,

•	opportunities,

•	technology,

•	market conditions,

•	effects of the merger, and

•	benefits of the merger.

You may identify these statements by looking for

•	forward-looking terminology like “expect,” “believe,” “anticipate,” or “will,” or

•	expressions of confidence like “strong” or “on-going,” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	the performance of our business operations and our actual future profitability in the absence of the merger may be more favorable than expected;

•	the per share value of our common stock could potentially increase in the absence of the merger;

•	if the merger is not consummated, there may or may not be in the future another party willing to pay the same or greater consideration for our shares of common stock.

We caution you not to place undue reliance on forward-looking statements. Actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. As a result, the statements speak only as of the date made and neither we nor CIBER undertake any obligation to publicly update or revise any forward-looking statements unless such an update is otherwise required by applicable law.

CERTAIN INFORMATION ABOUT ALPHANET

General

We are an information technology (IT) professional services firm providing a range of outsourced solutions in two major IT practice areas: IT Operations and Learning Solutions. IT Operations includes: AlphaNet Technology and Outsourcing SolutionsSM, which delivers IT projects and services around networks, servers, desktops, storage, and information security, and AlphaNet Service Desk SolutionsSM, which delivers services such as monitoring, management, hosting, and helpdesk support for a wide variety of applications. AlphaNet Learning SolutionsSM offers advanced technical training and management development training through custom training programs, classroom instruction, and certification programs. Together, these solutions help our clients reduce costs and create value by leveraging their IT expertise rather than developing their own in-house capabilities.

We were incorporated in the State of New Jersey in 1984 under the name AlphaTronics Associates, Inc. In December 1995, we changed our name to AlphaNet Solutions, Inc. The address of our principal executive offices is 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927, and our telephone number is (973) 267-0088.

Our annual report on Form 10-K for 2002 and all quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports, filed or furnished to the Securities and Exchange Commission since the filing of our annual report on Form 10-K for 2002, are available free of charge on our Internet website, www.alphanetsolutions.com, under “Investor Info,” as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

“AlphaNet Solutions,” “AlphaNet Technology and Outsourcing Solutions,” “AlphaNet Service Desk Solutions,” “AlphaNet Learning Solutions,” “FlexiMon,” and our logo are marks of our company.

All other trade names, trademarks or service marks appearing in this proxy statement and in our reports are the property of their respective owners and are not our property.

Our principal executive offices and telephone number are:

7 Ridgedale Avenue

Cedar Knolls, New Jersey 07927

(973) 267-0088

Recent Developments

A copy of our quarterly report on Form 10-Q for the quarter ended March 31, 2003, which discusses recent developments since March 31, 2003 beginning on page 9, accompanies this proxy statement.

Security Ownership of Certain Beneficial Owners and Management

There were, as of May 23, 2003, approximately 281 holders of record and approximately 1,750 beneficial owners of our common stock. The following table sets forth certain information, as of May 23, 2003, with respect to holdings of the common stock by (i) each person known by us to beneficially own more than 5% of the total number of shares of common stock outstanding as of such date, (ii) each of our directors and named executive officers, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Certain Beneficial Owners:
Stan Gang(3) 7 Ridgedale Avenue Cedar Knolls, NJ 07927	1,967,300	30.8%

Fallen Angel Equity Fund, L.P.(4) c/o Fallen Angel Capital, LLC 125 Half Mile Road Red Bank, NJ 07733	687,100	10.8%

Royce & Associates, Inc.(5) 1414 Avenue of the Americas, 9th Floor New York, NY 10019	567,000	8.9%

Dimensional Fund Advisors Inc.(6) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	414,200	6.5%

Directors and named executive officers who are not named above:
Michael Gang(7)	100,000	1.5%
Ira Cohen(8)	20,000	*
Thomas F. Dorazio(9)	32,500	*
Doreen A. Wright(10)	27,500	*
Bernard M. Goldsmith(11)	5,000	*
Richard G. Erickson(12)	300,000	4.5%
William S. Medve(13)	205,000	3.1%
Jack P. Adler(14)	110,000	1.7%
Vincent Tinebra	—	*
Mark Perlstein (15)	125,000	1.9%
All directors and executive officers as a group (11 persons)	2,892,300	39.54%

*	Less than one percent
(1)	Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by such shareholder. Unless otherwise indicated, the address of each person listed in this table is 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.
(2)	Applicable ownership percentage is based on 6,389,438 shares of common stock outstanding on May 23, 2003, plus shares which represent presently exercisable stock options held by each such holder which are exercisable within the 60 days after May 23, 2003, as applicable, including those unvested options which are anticipated to become vested immediately prior to the merger.
(3)	Pursuant to a Schedule 13G/A filed with the SEC on January 11, 2002. Does not include 135,000 shares of common stock owned by The Gang Annuity Trust dated January 3, 1994. Mr. Gang disclaims beneficial ownership of such shares.
(4)	Pursuant to a Schedule 13D/A filed with the SEC on April 30, 2003.
(5)	Pursuant to a Schedule 13G/A filed with the SEC on January 31, 2003.
(6)	Pursuant to a Schedule 13G/A filed with the SEC on February 11, 2003.
(7)	Represents 51,250 shares of common stock underlying options which are exercisable as of May 23, 2003 or within the 60 days after such date and includes 48,750 shares underlying options which become exercisable over time after such period but which, as a result of board action to be taken in anticipation of the merger, will become fully-vested prior to the merger. In addition, excludes 135,000 shares owned by The Gang Annuity Trust. Mr. Gang disclaims beneficial ownership of such shares.
(8)	Represents 20,000 shares of common stock underlying options which are exercisable as of May 23, 2003 or within the 60 days after such date. Does not include 687,100 shares of common stock owned by Fallen Angel Equity Fund, L.P., a Delaware limited partnership, in which Mr. Cohen is a limited partner. Mr. Cohen disclaims beneficial ownership of such shares of common stock. Mr. Cohen’s address is 125 Half Mile Road, Red Bank, New Jersey 07733.
(9)	Represents 32,500 shares of common stock underlying options which are exercisable as of May 23, 2003 or within the 60 days after such date. Mr. Dorazio is Vice President-Operations of Sourcecorp, 30 Wall Street, Binghamton, New York 13901.
(10)	Represents 27,500 shares of common stock underlying options which are exercisable as of May 23, 2003, or within the 60 days after such date. Ms. Wright is Senior Vice President and Chief Information Officer, Campbell Soup, 1 Campbell Place, Box 7 Camden, NJ 08103.
(11)	Represents 5,000 shares of common stock underlying options which are exercisable as of May 23, 2003, or within 60 days after such date. Does not include 687,100 shares of common stock owned by Fallen Angel Equity Fund, L.P., a Delaware limited partnership, in which Mr. Goldsmith is a limited partner. Mr. Goldsmith disclaims beneficial ownership of such shares of Common Stock. Mr. Goldsmith’s address is 125 Half Mile Road, Red Bank, New Jersey 07733.
(12)	Represents 93,750 shares of common stock underlying options which are exercisable as of May 23, 2003 or within the 60 days after such date and includes 206,250 shares underlying options which become exercisable over time after such period but which, as a result of board action to be taken in anticipation of the merger, will become fully-vested prior to the merger.
(13)	Represents 90,000 shares of common stock underlying options which by their terms are exercisable as of May 23, 2003 or within the 60 days after such date and includes 115,000 shares underlying options which become exercisable over time after such period but which, as a result of board action to be taken in anticipation of the merger, will become fully-vested prior to the merger.
(14)	Represents 55,000 shares of common stock underlying options which by their terms are exercisable as of May 23, 2003 or within the 60 days after such date and includes 55,000 shares underlying options which become exercisable over time after such period but which, as a result of board action to be taken in anticipation of the merger, will become fully-vested prior to the merger.
(15)	Represents 31,250 shares of common stock underlying options which are exercisable as of May 23, 2003 or within the 60 days after such date and includes 93,750 shares underlying options which become exercisable over time after such period but which, as a result of board action to be taken in anticipation of the merger, will become fully-vested prior to the merger.

CERTAIN INFORMATION ABOUT CIBER

The Company

CIBER, Inc., a Delaware corporation, and its subsidiaries provide information technology (“IT”) system integration consulting and other IT services and, to a lesser extent, resell certain IT hardware and software products. CIBER’s clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. CIBER operates from approximately 70 branch offices in the United States, Canada and Europe and an affiliate office in India. At January 31, 2003, CIBER had approximately 5,900 employees. CIBER, Inc. was originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. CIBER went public in 1994. CIBER common stock trades on the New York Stock Exchange under the symbol “CBR.”

CIBER began operations in 1974 to assist companies in need of computer programming support. In the mid-1980s, CIBER initiated a growth strategy that included expanding our range of IT related services, developing a professional sales force and selectively acquiring established complementary companies. Since January 1998, CIBER has completed 29 business combinations, including its January 2003 acquisition of ECsoft Group plc. CIBER continues to expand and modify its geographic and service offerings to address changes in customer demands and rapidly changing technology. CIBER seeks to form strategic alliances with select package software and hardware vendors to stay at the leading edge of technology advances, to develop new business and to generate additional revenue.

CIBER’s principal executive offices and telephone number are:

5251 DTC Parkway, Suite 1400

Greenwood Village, Colorado 80111

(303) 220-0100

THE ALPHANET SPECIAL MEETING

Date, Time and Place

This document solicits, on behalf of our board, proxies to be voted at a special meeting of our shareholders and at any adjournments or postponements thereof. Our special meeting is scheduled to be held:

Wednesday, June 25, 2003

10:00 a.m. Eastern Time

7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927

Purpose

At the meeting, our shareholders will consider and vote on:

•	approval and adoption of the merger agreement; and

•	only such other matters that may properly be brought before the meeting.

Board Recommendation

Our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

Our board has fixed the close of business on May 23, 2003 as the record date for our special meeting. Only holders of record of our common stock at that time will be entitled to receive notice of and to vote at the special meeting. On May 23, 2003, there were 6,389,438 shares of our common stock outstanding and entitled to vote at the special meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

The merger cannot be completed without the approval of our shareholders.    The affirmative vote of a majority of the votes cast at the special meeting is required to approve the merger agreement.

Each share of our common stock is entitled to one vote on each matter to be acted upon at the special meeting. The required shareholder vote is based on the number of shares that are actually voted, rather than the total number of outstanding shares of our common stock. Thus, if you abstain from voting or if you do not submit a proxy and do not vote in person at the special meeting, your action will have no effect. Broker non-votes will have no effect on the voting.

On May 23, 2003, our directors and executive officers as a group and Fallen Angel Equity Fund, L.P. beneficially owned an aggregate of approximately 2,654,400 shares of our common stock, representing 41.5% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting. Stan Gang and Fallen Angel Equity Fund, L.P. have each agreed, pursuant to their Voting and Option Agreement with CIBER, to vote their shares of our common stock in favor of the merger agreement. A copy of the Voting and Option Agreement is attached as Exhibit B to the merger agreement, beginning on page A-44 of Appendix A attached to this proxy statement.

We urge you to read and carefully consider the information presented in this document and the accompanying material, and to complete, date, sign, and promptly return the enclosed proxy card in the envelope provided, as instructed on the enclosed proxy card.

Voting Rights; Proxies

Each properly submitted proxy will be voted as directed unless it is revoked prior to the vote. If you send a properly executed proxy card that does not contain any voting instructions, your shares will be voted FOR approval and adoption of the merger agreement.

Our board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters properly come before the special meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete and properly submit to us your proxy card.

You may revoke any proxy that you give at any time before it is used to cast your vote. To revoke a proxy, just send a later-dated, signed proxy card to our General Counsel so that we receive it prior to the special meeting. You will be able to change your vote as many times as you wish, and the last vote received will supersede any prior votes. Alternatively, you can attend the special meeting in person and revoke, in writing, your proxy prior to the vote and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. (Note that simply showing up at the meeting and taking no further action will not revoke your proxy.) You may also revoke your proxy by sending a notice of revocation to our General Counsel, who will be present at the special meeting and, before that, can be reached at the following address:

Jack P. Adler, Esq.

Executive Vice President, Secretary, and General Counsel

AlphaNet Solutions, Inc.

7 Ridgedale Avenue

Cedar Knolls, NJ 07927

Election inspectors appointed for the meeting will tabulate the votes cast by proxy and in person at the special meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and “broker non-votes” as shares that are present for purposes of determining a quorum.

If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the merger and your votes will not be counted for purposes of the merger vote unless you appear and vote in person at the meeting with a proxy, executed in your favor, from your broker. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Solicitation of Proxies

In addition to using the mails, certain of our directors, officers and employees may solicit proxies for the special meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. We may retain a proxy-soliciting firm to assist us in soliciting proxies. If so, we would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. We also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. We will bear our costs of soliciting proxies for the special meeting.

Quorum

At least a majority of our common stock issued and outstanding and entitled to be voted at the special meeting must be present in person or by proxy to constitute a quorum.

SPECIAL FACTORS

Approval of Our Board of Directors and Shareholders

Our board of directors has approved our merger with CIBER Acquisition Corporation, a wholly-owned subsidiary of CIBER, Inc., which we will survive and become a wholly-owned subsidiary of CIBER, Inc. The merger cannot be completed unless our shareholders approve it. A vote of the shareholders of CIBER is not required to approve the merger.

Merger Background, Reasons for the Merger, Recommendation of Our Board

Background

In the fall of 2000, we received an unsolicited expression of interest from another entity together with a request to conduct a review of certain of our records to permit formulation of an acquisition offer. However, after completing a document review, no acceptable offer was received. Thereafter, in the fall of 2001, similar unsolicited requests were made by two other entities, which resulted in no offers at all. Each of these unsolicited inquiries appeared to management to be based upon a desire by the interested entity to acquire our cash balances without according any value for our operations. In addition, we received unsolicited offers from other entities expressing interest in us at a steep discount from our cash balances; these expressions of interest were rejected.

In mid-2002, we determined that we would continue our efforts to turn around our business operations, consider significant management changes, and, at the same time, pursue strategies to increase the size of the business as a method of enhancing shareholder value. Accordingly, in September 2002, we began interviewing financial advisors who could help us in locating appropriate acquisition targets. In December, 2002, we engaged The Chesapeake Group to identify possible strategic acquisition targets.

During a discussion with The Chesapeake Group in early January, 2003, at The Chesapeake Group’s suggestion, we entertained consideration of reversing the process and considering our sale, notwithstanding the previous experiences in the fall of 2000 and 2001 which had been unproductive. Our discussion with The Chesapeake Group focused on our criteria for determining a potential acquirer of the business which included a strategic fit with our business, experience in completing acquisition transactions, and the financial capability to acquire our company.

In early January 2003, The Chesapeake Group contacted selected potential acquirers on a “blind basis” and began the preparation of the confidential information necessary for a presentation of our company to potential acquirers.

In late January 2003, The Chesapeake Group representatives as well as Richard G. Erickson, our President and Chief Executive Officer, had preliminary discussions with two potential acquirers, one of which was CIBER. After those initial meetings, there were continuing dialogs with both CIBER and the other entity to determine whether there was a strategic fit for us with the other entity and what their level of interest would be in acquiring us. Our initial discussions included the mechanics of a transaction, potential cost savings arising from the  combination of our business with a larger business, and the financial capability and experience to complete a transaction.

In early February 2003, The Chesapeake Group attempted to increase the number of entities with which we were having discussions. Although that effort produced some interest, it was not successful in expanding the group of potential acquirers.

On February 19, 2003, we received an initial indication that CIBER would be prepared to acquire our company at roughly $3.40 per share, partially in cash and partially in common stock limited to 750,000 shares of CIBER common stock. After discussions with CIBER, CIBER modified its proposal to include exercisable “in the money” stock options held by our employees. Thereafter, we met with representatives of the other interested entity. But that entity was unwilling to make an offer without completing its own protocol for considering a transaction and was unwilling to advance the timeliness of its deliberations. Nevertheless, we determined to wait for a response. By mid March, the other entity indicated that its level of interest was somewhere between $3.90 and $4.30 per share in an all cash transaction. However, although we asked several times for quantification, the other entity was unable to tell us precisely what circumstances would permit any offer they might make to rise above $3.90 per share to $4.30 per share. In addition, the other entity wanted, as part of its review, to talk directly with our customers. While we felt that the expression of interest should be pursued, discussions with our customers before a transaction was definitive appeared to us to be inappropriate since there was then no assurance we would reach a definitive agreement. In the meantime, CIBER had changed its level of interest to $4.00 per share. We went back to the other entity to see if its level of interest would change. Its interest changed to a range from $4.05 per share to $4.30 per share. We attempted to discern what events would have to occur for the amount to go above $4.05 per share and how it would decide the amount of an actual offer. In this regard, no information was provided to us. Accordingly, our board of directors viewed the level of interest of the other entity at $4.05 per share. In discussions with CIBER, CIBER changed its interest level to $4.05 per share. On this basis, the two offers, the one by CIBER and one by the other entity appeared to us to be, as a practical matter, equal. Although the expression of interest by the other entity had a potential to create a higher payment, what would be necessary to reach that payment and how it would be determined were not being disclosed to us. The board of directors was aware of CIBER’s experience in completing multiple acquisitions; the other entity did not appear to have the same level of acquisition experience in its recent history.

Accordingly, on March 20, 2003, we executed a mutual confidentiality and nondisclosure agreement with CIBER authorizing mutual due diligence of each party, based upon CIBER’s indication of a level of interest in acquiring our company at $4.05 per share.

After we entered into the confidentiality agreement with CIBER, the terms of which precluded us from having any further discussions with the other entity, we received from the other entity an expression of interest indicating that they would be prepared to pay $4.25 per share. Our confidentiality agreement with CIBER precluded any further discussions with any other entity at least until May 5, 2003. The purpose of the restriction on discussions was to encourage CIBER to expend the necessary time, effort, and costs to evaluate our business and prospects with a view toward a possible definitive agreement, and then, if appropriate, to allow the parties to negotiate a definitive agreement. The final letter expressing interest by the other entity expired by its terms. Since receipt of the expression of interest from the other entity, we have had no further discussions with that entity except that our counsel advised the other entity’s counsel of the restriction in place as to other discussions.

Thereafter, on April 21, 2003, we executed a definitive agreement with CIBER. The definitive agreement contemplated the issuance of up to 750,000 shares of CIBER common stock, subject to CIBER’s SEC registration statement having become effective by the time this proxy statement is mailed to our shareholders. On May 1, 2003, CIBER advised us that the effectiveness of CIBER’s registration statement would not occur before the date then anticipated for the mailing of this proxy statement. Accordingly, the option for an election to receive CIBER stock for our shares was deleted. An amendment and restatement of the merger agreement was executed on May 6, 2003 to reflect the deletion of the stock election. The board of directors approved the amended and restated merger agreement on May 5, 2003, at which time the board of directors also received confirmation of the opinion of its financial advisor reflecting the elimination of the issuance of any CIBER common stock in the merger.

Our Reasons for the Merger

Shareholder value is extremely important in determining the appropriateness of a transaction. We believe that the opportunity to exchange our shares for $4.05 per share in the merger provides the best available opportunity to achieve value to our shareholders now. The $4.05 per share is a substantial premium over $2.30, the market closing price on the trading day prior to the day the merger was announced. In view of our financial condition and continuing cash requirements, and our view of our other strategic options, the transaction with CIBER represents the best opportunity to preserve our resources and return value to our shareholders at the earliest possible time. The applicable law of New Jersey specifies various constituencies of the corporation which may be considered by the board of directors in approving a transaction including shareholders, employees, suppliers, and customers. We entered into the merger agreement not only to realize increased value for our shareholders, but also to enhance the business future for our employees and to make available to our customers a broader array of services. We believe that the merger represents an opportunity to return current value to our shareholders as well as strength for both our customers and our employees.

Recommendations of Our Board of Directors

Our board of directors believes that the merger is fair to, and in the best interests of, us and our shareholders. Accordingly, our board of directors unanimously approved the merger agreement and the merger.

Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

Fairness Opinion of The Chesapeake Group Delivered to Our Board of Directors

The Chesapeake Group acted as our financial advisor in connection with the merger. We asked The Chesapeake Group to provide to our board of directors an opinion as to whether the merger consideration proposed to be received in the merger was fair to our shareholders from a financial point of view. On April 18, 2003, The Chesapeake Group delivered an oral opinion, confirmed in writing, to our board of directors, that, as of that date, based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration was fair to our shareholders from a financial point of view. The opinion was confirmed to the board of directors on May 30, 2003, immediately prior to the mailing of this proxy statement.

The full text of The Chesapeake Group’s written opinion, dated April 18, 2003 which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by The Chesapeake Group in rendering its opinion to our board of directors, is attached as Appendix B to this proxy statement. The Chesapeake Group’s opinion is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by our shareholders. The Chesapeake Group’s opinion does not constitute a recommendation to any shareholder as to whether to vote in favor of the merger. The following summary of The Chesapeake Group’s opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix B to this proxy statement. You are urged to read the opinion its entirety.

In connection with its opinion, The Chesapeake Group reviewed, among other things:

•	The proposed merger agreement in draft form as of April 18, 2003;

•	Our audited historical financial statements for the three years ended December 31, 2002;

•	Our unaudited financial statements for the three months ended March 31, 2003;

•	Certain internal business, operating and financial information, prepared by our senior management;

•	Information regarding publicly available financial terms of certain other business combinations it deemed relevant;

•	Our financial position and operating results compared with those of certain other publicly traded companies it deemed relevant;

•	Current and historical market prices and trading volumes of our shares; and

•	Certain other publicly available information about us.

The Chesapeake Group discussed these matters with our senior management, considered other matters which it deemed relevant to its inquiry, and took into account the accepted financial and investment banking procedures and considerations it deemed relevant.

In rendering its opinion, The Chesapeake Group assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with The Chesapeake Group for purposes of its opinion, including the internal information provided by our senior management. The Chesapeake Group did not make or obtain an independent valuation or appraisal of our assets, liabilities or solvency. The Chesapeake Group was advised by our senior management that the internal information it examined was reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management. In that regard, The Chesapeake Group assumed, with our consent, that (i) internal information provided to it was accurate, and (ii) all our material assets and liabilities (contingent or otherwise) were as set forth in our financial statements or presented in other information made available to The Chesapeake Group. The Chesapeake Group expressed no opinion with respect to any of our internal information or any estimates and judgments on which internal information was based.

The Chesapeake Group’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of, April 18, 2003. Although subsequent developments may affect its opinion, The Chesapeake Group does not have any obligation to update, revise or reaffirm its opinion. The Chesapeake Group assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by us. The Chesapeake Group made no independent investigation as to any legal matter regarding the merger.

The Chesapeake Group’s investment banking services and its opinion were provided for the use and benefit of our board of directors in connection with its consideration of the merger. The Chesapeake Group’s opinion was limited to the fairness, from a financial point of view, to our shareholders of the merger consideration. The Chesapeake Group did not address the merits of our underlying decision to enter into the merger.

The following discussion summarizes the material financial analyses The Chesapeake Group performed in arriving at its opinion. The Chesapeake Group reviewed with our board of directors the assumptions upon which its analyses were based, as well as other factors, on April 18, 2003. The summary set forth below is not a complete description of the analyses performed or factors considered by The Chesapeake Group.

Operational Performance Analysis.    The Chesapeake Group examined our recent financial and operational history with a particular focus on our professional services business, which represents continuing operations. The Chesapeake Group noted that 2002 total revenue decreased 50.1% from 2001 revenue. Professional services revenue declined by 36.6% during the same period and constituted 88.4% of total revenue as we discontinued product resale. Our management has projected that 2003 revenue will be essentially the same as that in 2002. The Chesapeake Group noted that our ability to project financial performance is hindered by difficult general economic and specific industry conditions, which has resulted in an inability to predict revenue reliably beyond the current revenue backlog of one to two months. The Chesapeake Group noted that we recorded an EBITDA loss of $2.9 million in 2002 or about 11.0% of revenue which was down from an EBITDA loss of $4.5 million in 2001. The Chesapeake Group noted that cash reserves had diminished a modest 3.8% from $23.8 million as of December 31, 2001 to approximately $22.9 million as of December 31, 2002. The Chesapeake Group noted, based on analyses performed and estimates provided by senior management, that after accounting for all our estimated cash payments and cash reserves between December 31, 2002 and the anticipated closing of the merger on June [26], 2003, cash losses through operations, severance and bonus payments to employees, change of control payments to management, transaction costs associated with the merger, we would have an available cash balance of approximately $20.0 million as of June 30, 2003. The Chesapeake Group further assumed, based on analyses performed and estimates provided by our senior management, that after accounting for all estimated cash payments and cash reserves as noted above, our tangible net worth at closing would be at least $21.0 million. This tangible net worth would compare with $26.5 million at December 31, 2002.

Stock Analysis.    The Chesapeake Group examined the history of the trading prices and volume for shares of our common stock and shares of the common stock of other publicly held companies in businesses The Chesapeake Group believed were comparable to ours.

The Chesapeake Group noted that the 52-week intra-day trading range for our stock price was $0.95 to $2.44 per share. The Chesapeake Group noted that our intra-day stock price has ranged from $0.95 to $3.20 over the last two years and is down 90.6% from its all-time high of $20.50 in June 1997. The Chesapeake Group also noted that our stock had traded at or below $4.05 per share during the preceding 32 months. The Chesapeake Group noted that the dollar value of our average daily trading volume over the last 12 months was approximately $7,113, or 93.4% below the median dollar value of the average daily trading volume of publicly traded companies deemed most comparable us. In our case, this was based on an average daily stock price of $1.55 and average daily trading volume of 4,603 shares of our common stock during that period.

The Chesapeake Group noted our lack of equity research coverage and lack of meaningful institutional shareholder ownership and that, while we are currently in compliance with all of the requirements for continued listing on the Nasdaq National Market, our share price was at or below $1.25 on 14.6% of the trading days over the last 12 months and on nine days traded at or below $1.10. Nasdaq requires that a company maintain a minimum bid price of at least $1.00 and a minimum public float of at least $5.0 million, with public float defined as total shares outstanding less shares held by officers, directors, or beneficial owners of 10% or more of our outstanding shares of common stock.

Analysis of Comparable Publicly Traded Companies.    The Chesapeake Group reviewed and compared our financial information to corresponding financial information, ratios and public market valuation multiples for comparable publicly traded companies in the information technology services industry. This analysis was further refined to focus on publicly traded IT Service companies that had less than $100 million in market capitalization. These publicly traded companies included Atlantic Data Services, Inc., Braun Consulting, Inc., Edgewater Technology, Inc., eLoyalty Corporation, ePresence, Inc., Inforte, Inc., Made2Manage Systems, Inc., Pomeroy Computer Resources, Inc., Technology Solutions Company, and TechTeam Global, Inc. The Chesapeake Group selected these companies because they are the publicly traded companies whose operations The Chesapeake Group believed are most comparable to us. The Chesapeake Group compared the trading multiples of these companies at a date a week before delivering its opinion to the implied multiples of $4.05. The Chesapeake Group noted that none of the selected companies is identical to us. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Among the information The Chesapeake Group considered were revenue; earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA; net income; earnings per share; gross profit margins; EBITDA and EBIT margins and net income margins; growth in revenue and net income; revenue and net income estimates for calendar year 2003; return on assets; and equity and capital structure. Since both we and a majority of the comparable companies The Chesapeake Group selected generated negative EBITDA, EBIT, and earnings per share, The Chesapeake Group determined it would be inappropriate to consider the few corresponding trading multiples as relevant when determining the fairness of the merger consideration. Further complicating this analysis is the fact that we and a number of the comparable companies have negative enterprise values since their cash balances exceed their public company valuations. The multiples and ratios implied by $4.05 and for the comparable companies were based on the most recent publicly available financial information and the comparable companies’ closing share prices on April 11, 2003.

For the analysis of certain publicly traded companies, The Chesapeake Group calculated the trading multiples of equity value, or “Equity Value,” to revenue for the 12 months ended December 31, 2002, or “LTM Revenue,” to revenue for the three months ended December 31, 2002 annualized, or “Latest Quarter Revenue

Annualized”. The Chesapeake Group also calculated the trading multiples of Equity Value plus book value of total debt less cash and equivalents, or “Enterprise Value,” to LTM Revenue, and Latest Quarter Revenue Annualized.

Information regarding the multiples implied by $4.05 compared to the trading multiples from The Chesapeake Group’s analysis of selected information technology consulting companies is set forth in the following table:

Selected Information Technology Services Companies Trading Multiples
Multiple	Implied Multiples	Implied Multiples Range	Implied Multiples Mean	Implied Multiples Median
Equity Value to LTM Revenue	1.2	2.5-0.1	0.9	0.7
Equity Value to Latest Quarter Revenue Annualized	1.2	2.5-0.1	1.0	0.7
Enterprise Value to LTM Revenue	0.4	0.3-(1.3)	(0.1)	0.0
Enterprise Value to Latest Quarter Revenue Annualized	0.4	0.3-(1.6)	(0.1)	0.0

The Chesapeake Group noted that the implied multiples for us at $4.05 per share were in each case within the relevant range and above the mean and median trading multiple implied by the comparable publicly traded company analysis.

Comparable Acquisitions Analysis.    The Chesapeake Group analyzed recent merger or acquisition transactions in the information technology services industry that The Chesapeake Group believed were generally comparable, in whole or in part, to $4.05 per share. The Chesapeake Group examined 15 transactions announced and closed between January 1, 2001 and April 11, 2003. The selected transactions were not intended to be representative of the entire range of possible transactions in the information technology services industry. The Chesapeake Group compared the purchase multiples of these transactions to the implied multiples of $4.05. The Chesapeake Group noted that none of the selected companies or transactions is identical to us or to the merger.

For the analysis of comparable acquisitions, The Chesapeake Group reviewed the consideration paid in these transactions in terms of the Enterprise Value and in terms of the price paid for the common stock, or the “Equity Purchase Price.” The Chesapeake Group reviewed both Enterprise Value and Equity Purchase Price as a multiple of revenue for the latest 12 months prior to the announcement of these transactions, or “LTM Prior Revenue,” and as a multiple of revenue for the latest quarter prior to the announcement of these transactions annualized, or “Latest Quarter Prior Revenue Annualized. Other multiples of Enterprise Value and Equity Purchase Price calculated by The Chesapeake Group were not deemed relevant by The Chesapeake Group due to our operating losses over the last 12 months.

Information regarding the multiples implied by $4.05 compared to the purchase multiples from The Chesapeake Group’s analysis of selected information technology service industry company acquisitions is set forth in the following table:

Selected Transactions in the Services Industry Purchase Multiples
Multiple	Implied Multiples	Implied Multiples Range	Implied Multiples Mean	Implied Multiples Median
Equity Purchase Price to LTM Prior Revenue	1.2	2.2-0.2	0.8	0.5
Equity Purchase Price to Latest Quarter Prior Revenue Annualized	1.2	2.9-0.2	1.0	0.5
Enterprise Value to LTM Prior Revenue	0.4	2.0-(0.9)	0.5	0.5
Enterprise Value to Latest Quarter Prior Revenue Annualized	0.4	2.7-(0.8)	0.6	0.3

The Chesapeake Group noted that the implied $4.05 multiples at $4.05 per share were in each case within the relevant range implied by the comparable acquisitions analysis. The Chesapeake Group also noted that the implied multiples at $4.05 per share on an Equity Purchase Price basis were above the mean and median multiples implied by the comparable acquisitions analysis. The Chesapeake Group also noted that the implied multiples at $4.05 per share on an Enterprise Value basis were below the mean multiples implied by the comparable acquisitions analysis and were below or above the median multiples implied by the comparable acquisitions analysis.

Premium Analysis of Comparable Transactions.    The Chesapeake Group analyzed the premiums paid over a public company’s stock price prior to the announcement of a transaction in 10 public transactions selected from the 15 transactions in the information technology services industry identified above. The implied premiums for us were based on our closing price on April 11, 2003. The premium analysis conducted by The Chesapeake Group indicated the following:

Selected Transactions in the Information Technology Services Industry Premiums Paid
Premiums	Implied Premium	Implied Range	Implied Mean	Implied Median
One day before	74.6%	117.3% to (9.6%)	51.4%	51.7%
One week before	120.1%	123.3% to 3.0%	58.7%	55.0%
Four weeks before	181.3%	264.1% to 17.2%	84.5%	69.0%

The Chesapeake Group noted that the implied premiums at $4.05 per share were above or within the relevant range implied by the premiums paid in selected transactions in the information technology services industry. The Chesapeake Group noted that the implied premiums for us at $4.05 per share at one day, one week and four weeks before announcement were above the mean and median acquisition premiums in selected transactions in the information technology services industry.

Discounted Cash Flow Analysis.    The Chesapeake Group analyzed our future cash flows and discounted this to determine a current value for us. The basis for the analysis is our management’s projection for the business in 2003 including revenue and profitability. The Chesapeake Group assumed some modest growth over the forecast period (2003-2007) and some improvement in profitability. The resulting cash flows were taxed at 40.0% and discounted back assuming a discount rate of 15.7%, which is our estimated weighted average cost-of-capital (WACC).

Discounted Cash Flows For AlphaNet Equity Value Per Share
WACC	Exit Multiples
	4.0	4.5	5.0	5.5	6.0
14.7%	$3.66	$3.72	$3.78	$3.84	$3.91
15.2	$3.65	$3.71	$3.77	$3.83	$3.89
15.7	$3.63	$3.69	$3.75	$3.81	$3.87
16.2	$3.62	$3.68	$3.74	$3.79	$3.85
16.7	$3.61	$3.67	$3.72	$3.78	$3.84

The Chesapeake Group noted that our implied enterprise value, based on the midpoint exit multiple of 5.0 for 2007 EBITDA and the midpoint discount rate of 15.7%, is $3.7 million. The implied equity value based on these midpoints is $24.5 million or $3.75 per share.

Liquidation Analysis.    The Chesapeake Group prepared an analysis in which our operations would be terminated and our assets liquidated for cash and distributed to our shareholders. The Chesapeake Group’s analysis of the value to shareholders in liquidation suggested that a reasonable value to be distributed to shareholders would be $2.87 per share. The Chesapeake Group estimated that approximately 70% of this value, or approximately $2.01 per share, would be distributed to shareholders initially upon liquidation, with the remaining balance of $0.86 per share paid to shareholders over a two to three year period pending the resolution of any residual claims.

General.    This summary is not a complete description of the analysis performed by The Chesapeake Group. The preparation of a fairness opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods in particular circumstances. As a result, a fairness opinion is not easily summarized. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires The Chesapeake Group to exercise its professional judgment based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by The Chesapeake Group was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. The Chesapeake Group did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the cash consideration. Rather, in reaching its conclusion, The Chesapeake Group considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole; The Chesapeake Group did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. The Chesapeake Group believes that its analyses must be considered as a whole. Selecting portions of The Chesapeake Group’s analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to us or to the merger. In performing its analyses, The Chesapeake Group made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by The Chesapeake Group are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by these analyses.

The Chesapeake Group was not retained as an advisor or agent to our shareholders or any other person. The Chesapeake Group was retained solely as an advisor to the board of directors. The Chesapeake Group’s opinion is not an opinion about the price at which our shares would trade at any time. The board of directors determined the cash consideration in arms-length negotiations with CIBER in which The Chesapeake Group advised the board of directors. We did not impose any restrictions or limitations on The Chesapeake Group with respect to the investigations made or the procedures that The Chesapeake Group followed in rendering its opinion.

The Chesapeake Group is a nationally recognized firm. It is regularly engaged in the valuation of businesses and securities in connection with merger transactions and other types of strategic combinations and acquisitions. In the ordinary course of its business, The Chesapeake Group and its affiliates may actively trade in our shares for their own account and, accordingly, may hold a long or short position in our shares.

We have agreed to pay The Chesapeake Group a fee of $553,666 for their services, including rendering their fairness opinion, which is to be paid when the merger is closed. We have also agreed to reimburse The Chesapeake Group for their reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify The Chesapeake Group and their affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

United States Federal Income Tax Consequences

This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to you as described in this document.

You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, like shareholders who:

•	are financial institutions, dealers in securities, tax-exempt organizations or insurance companies;

•	are foreign persons;

•	do not hold their shares of our common stock as a capital asset;

•	acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	acquired their shares as part of an integrated investment, such as a hedge, straddle or other risk-reduction transaction.

The following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not the referenced transactions are undertaken in connection with the merger, including any transaction in which shares of our common stock are acquired or the tax consequences of the exercise, cancellation or termination of our stock options. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

The merger will be a fully taxable transaction to our shareholders and will not constitute a tax-free “reorganization” for tax purposes.

•	You will recognize taxable gain or loss upon the merger equal to the difference, if any, between (a) the cash received as merger consideration and (b) your adjusted tax basis in our common stock.

•	This taxable gain or loss should be capital gain or loss if you hold your shares of our common stock as a capital asset at the effective time of the merger and will be classified as long term capital gain or loss to the extent you have held those shares for more than one year.

In general, information reporting requirements will apply to payments made in connection with the merger. Backup withholding at a rate of 30% will apply to payments you receive in respect of our common stock if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding requirements to your particular circumstances.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability if the required information is furnished to the Internal Revenue Service.

Anticipated Accounting Treatment

As required by Statement of Financial Accounting Standards No. 141, Business Combinations, CIBER will use the purchase method of accounting for a business combination to account for the merger, as well as the accounting and reporting regulations for goodwill and other intangibles.

Under this method of accounting:

•	our assets and liabilities, including all intangible assets, will be recorded at their respective fair market values;

•	all intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives;

•	goodwill and other intangibles with indefinite lives are not amortized; rather, they will be assessed for impairment on a periodic basis in the future; and

•	our financial position, results of operations and cash flows will be included in CIBER’s financial statements prospectively as of the completion of the merger.

THE PROPOSED MERGER

We have attached a copy of the merger agreement as Appendix A to this proxy statement. Descriptions of the merger and the merger agreement, as amended, are qualified in their entirety by reference to the merger agreement.

General Description

The merger agreement provides for us to merge with CIBER Acquisition Corporation, a New Jersey corporation wholly-owned by CIBER formed solely for the purposes of effecting the merger. We will survive the merger as a wholly-owned subsidiary of CIBER. We anticipate that the effective time of the merger will be within three business days following the special meeting of shareholders, assuming that the merger is approved at the special meeting and that all other closing conditions of the merger agreement are fulfilled or waived, but in any event, no later than July 31, 2003; however, we and CIBER may agree on a different closing date and, in certain circumstances (as described below), the closing date may be automatically extended to September 30, 2003.

The merger will become effective at the time specified in the certificate of merger which we and CIBER Acquisition Corporation will file with the State of New Jersey following the closing. We and CIBER each anticipate that the merger will become effective at the close of business on the closing date. The exact closing date and the exact time the merger will become effective are dependent upon satisfaction of numerous conditions, some of which are not under our or CIBER’s control.

Upon consummation of the merger, we will be a wholly-owned subsidiary of CIBER and will no longer be an independent public company. Accordingly, you will not have the opportunity to participate in our earnings and growth after the merger and you will no longer have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by our operations or any decline in our value after the merger.

What Our Shareholders Will Receive in the Merger

Under the merger agreement, when the merger is consummated, you will receive $4.05 in cash for each share of our common stock held by you at the effective time of the merger.

Deposit of Merger Consideration with Exchange Agent

UMB Bank, NA will act as the exchange agent in connection with the merger. At the effective time of the merger, CIBER will deposit with the exchange agent, for the benefit of our shareholders, the cash to be paid as merger consideration. CIBER has represented in the merger agreement that it has sufficient funds available to pay the merger consideration. Any portion of the merger consideration remaining undistributed by the exchange agent 180 days after the effective time of the merger will be returned to CIBER at such time. CIBER will thereafter remain obligated to distribute such portion of the merger consideration upon the proper surrender to CIBER of certificates representing shares of our common stock.

Conversion of Options to Purchase Our Common Stock

Options to be Converted

Each employee who continues to serve as our employee after the effective time of the merger and at the effective time of the merger holds outstanding and unexercised fully-vested options to purchase our common stock with exercise prices less than $4.05 per share may choose one of the following alternatives:

•	The employee may have CIBER assume each such option and convert all such options into fully-vested options to acquire shares of CIBER common stock. The number of shares of CIBER common stock that will be purchasable upon the exercise of each new option and the exercise price of such option will be determined as described below.

•	The employee may receive for each such option cash equal to $4.05 minus the exercise price of the option. Employees who choose to receive cash for their options will be paid cash for their options at the closing of the merger through our payroll accounts.

For employees who choose to have their options to purchase shares of our common stock converted into options to purchase CIBER common stock, the number of shares of CIBER common stock issuable upon the exercise of their new CIBER stock options and the exercise prices of such options will be determined as follows:

•	the number of shares purchasable under each new CIBER stock option will be the whole number of shares (rounded up or down to the nearest whole share of CIBER common stock) obtained by multiplying the number of our shares of common stock purchasable under the employee’s option by the stock option exchange ratio, which equals the quotient obtained by dividing $4.05 by the average of the daily closing prices of a share of CIBER common stock on the New York Stock Exchange for the five consecutive trading days ended three days prior to the effective time of the merger (the “CIBER average closing price”); however:

•	if the CIBER average closing price is less than $4.75 per share, then the CIBER average closing price will be deemed to be $4.75 per share; and

•	if the CIBER average closing price is greater than $6.75 per share, then the CIBER average closing price will be deemed to be $6.75 per share.

•	the exercise price per share of CIBER common stock under each new CIBER stock option will be the price (rounded up or down to the nearest cent) obtained by dividing

•	the exercise price per share of our common stock under each stock option by

•	the stock option exchange ratio.

The following example illustrates the conversion of eligible options to purchase our common stock into CIBER stock options:

If immediately prior to the effective time of the merger, an employee held an outstanding, fully-vested, unexercised option to purchase 100 shares of our common stock at an exercise price of $3.00 per share, the employee continues to serve as our employee after the effective time of the merger, and the employee chooses to convert eligible options to purchase our common stock into a CIBER stock option:

•	if the CIBER average closing price were $4.75, the stock option exchange ratio would be 0.85263, and the employee would receive an option to purchase 85 shares of CIBER common stock at an exercise price of $3.52 per share; and

•	if the CIBER average closing price were $6.75, the stock option exchange ratio would be 0.6, and the employee would receive an option to purchase 60 shares of CIBER common stock at an exercise price of $5.00 per share.

Prior to the effective time of the merger, CIBER will reserve for issuance the number of shares of CIBER common stock necessary to satisfy CIBER’s obligations under the converted options. CIBER has agreed to register those shares pursuant to the Securities Act as soon as practicable after the merger becomes effective, but not later than three business days after the effective time of the merger.

Options Not to be Converted

With respect to any other outstanding and unexercised options to purchase our common stock that are not fully vested or are held by persons who will not continue to serve as our employees after the effective time of the merger, such stock options will not be assumed by CIBER, and will become fully vested and exercisable for the 15 day period ending at the effective time of the merger.

With respect to all outstanding and unexercised options to purchase our common stock that are not assumed by CIBER as described above, and which are not exercised prior to the effective time of the merger:

•	If the exercise price for such options is less than $4.05 per share, then the holders of such options will receive, for each such option, an amount equal to $4.05 minus the exercise price of the applicable option to purchase our common stock. We will pay this amount in cash at the closing through our payroll accounts.

•	If the exercise price for such options is equal to or greater than $4.05 per share, then all such options will be canceled as of the effective time of the merger.

Financial Interests of Our Directors and Officers in the Merger

In considering the recommendation of our board of directors regarding the merger, you should know that certain of our directors and officers have interests in the merger in addition to their interests as shareholders. These additional interests are described below, to the extent they are material and are known to us. Our board of directors was aware of these interests when it unanimously approved the merger agreement:

Stock Benefits.    When the merger becomes effective, each outstanding vested and exercisable option to purchase our common stock granted under our stock option plans will either be converted into an option to purchase CIBER common stock or into cash or cancelled. Each individual who will continue to serve as an employee of the surviving corporation may elect, in lieu of receiving cash for the options, to have CIBER assume such individual’s stock options that are vested, outstanding and unexercised at the effective time of the merger and have an exercise price less than $4.05, and convert such options into options to acquire shares of CIBER common stock.

Relationship Between Certain Board Members and An Advisor to CIBER.    Two members of our board of directors, Ira Cohen and Bernard M. Goldsmith, are each officers, directors, significant shareholders, and co-founders of Updata Capital, Inc., an M&A advisory firm specializing in handling technology transactions. In the past two years, Updata has represented CIBER in several transactions, including acquisitions and sales of minority positions in other companies. Over the past two years, Updata received aggregate fees of approximately $1.3 million from CIBER for providing these services. Currently, Updata is not engaged to perform any M&A services for CIBER and is not receiving any fees from CIBER in connection with the merger.

Employment Agreements with Executive Officers.    CIBER proposes to enter into employment agreements with each of Richard G. Erickson, our President and Chief Executive Officer and a member of our board of directors, Mark Perlstein, our Executive Vice President, Sales and Operations, and Michael Gang, our National Account Manager/Sector Director, a member of our board of directors, and the son of Stan Gang, the Chairman of our board of directors. The employment agreements would take effect when the merger is effective.

CIBER is expected to offer Richard G. Erickson an employment agreement to serve as an executive of our company after the effective time of the merger. The terms and conditions of Mr. Erickson’s employment agreement have not been finalized, but Mr. Erickson’s compensation arrangement is expected to be of substantially similar value to Mr. Erickson as his compensation under his current consulting arrangement with us, except that Mr. Erickson’s gross annual compensation target, including salary and bonus, is expected to increase in an amount not to exceed 10% of the total gross annual consulting fees payable to Mr. Erickson under his current consulting arrangement with us. Mr. Erickson is also expected to receive a termination fee of $170,000, which represents approximately 40% of the termination fee of $420,000 that Mr. Erickson would otherwise be entitled to receive upon the consummation of the merger and the resultant diminution of his duties.

CIBER is expected to offer each of Mark Perlstein and Michael Gang employment agreements, effective at the effective time of the merger, on substantially similar compensation terms as their current arrangements with us.

As of the effective time of the merger, the employment of William S. Medve, our Executive Vice President, Chief Financial Officer and Treasurer, and Jack P. Adler, our Executive Vice President, Secretary, and General Counsel, with us will terminate. CIBER is expected to offer each of Messrs. Medve and Adler arrangements with CIBER to provide transition services to CIBER for a period not to exceed 90 days after the effective time of the merger.

Severance and Change of Control Payments.    Of our current executive officers, only Mr. Erickson and Mr. Perlstein will remain as executives after the effective time of the merger. The consummation of the merger will constitute a “Change-of-Control” under our agreements with each of Richard G. Erickson, William S. Medve, Jack P. Adler, and Mark Perlstein. Pursuant to these agreements, upon a “Change-of-Control” that results in either involuntary termination of employment with us or the voluntary resignation of the executive due to a reduction in salary or benefits, these executives will be entitled to (i) a lump sum payment equal to one year of salary and benefits, and (ii) a lump sum payment equal to the executive’s pro rata performance bonus for the then-current fiscal year (computed as of the effective date of the Change-of-Control).

At or prior to closing, Messrs. Erickson and Perlstein are expected to enter into employment agreements with CIBER. As a result, neither Mr. Erickson nor Mr. Perlstein will receive change of control payments under their respective agreements in connection with the merger, except that Mr. Erickson is expected to receive a termination fee, as described above.

At the effective time of the merger, CIBER will pay to each of Messrs. Medve and Adler the change of control payments required to be made to them pursuant to our agreements with each of them.

Share Ownership.    As of May 23, 2003, our directors and executive officers as a group beneficially owned or otherwise controlled the voting of approximately 41.5% of the issued and outstanding shares of our common stock. Our directors and executive officers have indicated their intention to vote in favor of the merger agreement and Stan Gang and Fallen Angel Equity Fund, L.P. have each agreed pursuant to a Voting and Option Agreement with CIBER to vote their respective shares in favor of the merger. A copy of the Voting and Option Agreement is attached as Exhibit B to the merger agreement, beginning on page A-44 of Appendix A attached to this proxy statement.

Indemnification; Directors and Officers.    Of our current executive officers, only Mr. Erickson and Mr. Perlstein will remain as executives after the effective time of the merger. CIBER will maintain in effect, for the benefit of the all persons who are or were our officers and all persons who are and were members of our board of directors at or prior to April 21, 2003, with respect to acts or omissions occurring prior to the effective time of the merger, the existing policy of directors’ and officers’ liability insurance maintained by us as of such date. From the expiration of the existing policy, CIBER will also purchase and maintain a tail to the existing policy for the benefit of these persons, with respect to acts or omissions occurring prior to the effective time of the merger, providing coverage in the amount of $5 million, with a retention of not in excess of $500,000. The term of the tail policy will be for such period, not longer than the period ending on the third anniversary of the expiration of the existing policy, as may be obtained for a premium not to exceed the sum of $340,000 and the amount by which our tangible net worth at the closing date (as determined in accordance with the merger agreement) exceeds the minimum amount necessary to satisfy our obligation under the merger agreement to show such tangible net worth of at least $21 million on our final closing balance sheet (as reduced by $300,000 on the last business day of each successive month following the month of April 2003).

Certain of Our Shareholders Have Agreed to Vote in Favor of the Merger and Have Granted CIBER a Stock Option

As a condition to CIBER entering into the merger agreement, CIBER required that certain of our shareholders, holding an aggregate of 41.5% of our outstanding shares of common stock, enter into a Voting and Option Agreement with CIBER, dated as of April 21, 2003, in accordance with which each such shareholder agreed to vote in favor of the merger and against any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution and the like, and agreed to not solicit or facilitate any such other transaction. These shareholders also granted CIBER an irrevocable option to purchase all shares of our common stock held by each such shareholder. A copy of the Voting and Option Agreement is attached as Exhibit B to the merger agreement, beginning on page A-44 of Appendix A attached to this proxy statement.

The option allows CIBER to purchase the shareholders’ shares of our common stock at a price of $4.05 per share (subject to adjustments upon any recapitalization or common stock dividend) at any time after a “triggering event,” which is the termination of the merger agreement under circumstances that entitle CIBER to receive a termination fee. CIBER may exercise the option for all, but not less than all, of the shares subject to the option.

If CIBER chooses to exercise the option and we pay the termination fee to CIBER within the time frame described in the Voting and Option Agreement, the exercise of the option will be rescinded and the option will be terminated.

Management and Operations After the Merger

As a result of the merger, we will merge with CIBER Acquisition Corporation. We will be the surviving entity and will operate as a wholly-owned subsidiary of CIBER. CIBER is not bound to keep us as a separate subsidiary after the consummation of the merger. Each member of our board of directors will resign as a director, effective as of the effective time of the merger. Our directors and officers after the effective time of the merger will be selected, from time to time, by CIBER. We anticipate that Messrs. Erickson and Perlstein will serve as executives of our company after the effective time of the merger, but CIBER has not yet determined whether they will serve as officers of our company at such time.

No Dissenters’ Rights

Under applicable statutory law of New Jersey, you do not have any dissenters’ or appraisal rights to be paid the fair value of your shares of our common stock in connection with the merger.

We Have Agreed Not to Solicit Other Transactions

We have agreed not to encourage, negotiate with, or provide any information to any person other than CIBER concerning an acquisition transaction involving us until the merger is completed or the merger agreement is terminated. However, we may take certain of these actions if our board of directors determines that we should do so. We and our board of directors are permitted to the extent applicable, to:

•	comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal,

•	change our board of directors’ recommendation to our shareholders regarding the merger, but only in accordance with the conditions described below, or

•	engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written acquisition proposal for any such person, but only in accordance with the conditions described below.

We can only change our board of directors’ recommendation:

•	prior to our special meeting; and

•	if we have received an unsolicited bona fide written acquisition proposal from a third party and our board of directors concludes in good faith that such acquisition proposal constitutes a “superior proposal” (as described below).

We can only engage in the discussions or negotiations described above:

•	prior to our special meeting;

•	if our board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal will result in a “superior proposal;”

•	prior to providing any information or data to any person in connection with an acquisition proposal by any such person, our board of directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement dated March 20, 2003, between us and CIBER; and

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, we notify CIBER promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of our representatives, indicating in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

A “superior proposal” means a bona fide written proposal made by a third party:

•	which is:

•	for a sale, lease, exchange, transfer or other disposition of substantially all of our assets and our subsidiaries, taken as a whole, in a single transaction or series of transactions; or

•	for the acquisition, directly or indirectly, by such third party of beneficial ownership of all of our common stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; and

•	which is:

•	otherwise on terms which our board of directors in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to our shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the merger agreement, and

•	is reasonably capable of being completed; and

•	for which all of the debt and equity financing required to consummate the proposed transaction is fully and unconditionally committed, as evidenced by written commitments provided to our board of directors.

We have agreed to promptly keep CIBER informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations and that we will, and will cause our officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted prior to such time with respect to any acquisition proposal. We have agreed to use reasonable best efforts to promptly inform our directors, officers, key employees, agents and representatives of these obligations.

This restriction, along with the option described above, may deter other potential acquirors of control of our company.

We Have Agreed to Pay CIBER a Termination Fee and Pay For CIBER’s Transaction Expenses Upon the Occurrence of Certain Events

If the merger agreement is terminated by us or by CIBER prior to the termination date, as may be extended, as described below, we must pay CIBER a termination fee of $900,000 and must reimburse CIBER for its transaction expenses up to an additional $100,000. We must pay CIBER the termination fee and pay for CIBER’s transaction expenses if the merger agreement is terminated:

•	by CIBER upon our board of directors changing its recommendation to our shareholders or if for any reason, other than a reason beyond our reasonable control, we fail to call or hold the special meeting by July 21, 2003; or

•	by us or by CIBER because of our failure to obtain shareholder approval of the merger; or

•	by us or by CIBER because the merger has not been effected at or prior to the termination date, as may be extended, and, at the time of the termination,

•	we have not yet obtained shareholder approval of the merger, and

•	prior to the termination date, as may be extended, there has been made an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a business combination involving us (if such offer, proposal, announcement or agreement has not been rejected or withdrawn prior to the termination date, as may be extended); or

•	by us, if:

•	our board of directors authorizes us, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a “superior proposal” to us (as described above under The Proposed Merger—We Have Agreed Not to Solicit Other Transactions), and we notify CIBER in writing that we intend to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice; and

•	CIBER does not make, within 10 business days after receipt of written notification of our intention to enter into a binding agreement for such “superior proposal,” an offer that our board of directions determines, in good faith after consultation with a financial advisor of nationally or regionally recognized reputation, is at least as favorable to our shareholders as such “superior proposal.”

Conditions to the Merger

CIBER’s obligation to complete the merger is conditioned on, among other things:

•	approval and adoption of the merger agreement and of the transactions contemplated by the merger agreement by our shareholders;

•	absence of any injunction, statute, order or decree that would make the transaction contemplated by the merger agreement illegal;

•	receipt of all necessary consents, approvals and authorizations from government authorities or third parties;

•	absence of any litigation that would restrain or prohibit the consummation of the merger or any litigation that would reasonably be expected to have a material adverse effect on us or on CIBER;

•	continued accuracy in all material respects of our representations and warranties and covenants contained in the merger agreement;

•	receipt of a certificate dated as of the date of closing of the merger signed by an executive officer of our company certifying that we have performed or complied in all material respects with each obligation, that all of our representations and warranties set forth in the merger agreement are true and complete in all respects, that there is not any pending legal proceeding which would reasonably be expected to have a material adverse effect on either party, and that our EBITA for the quarter ended March 31, 2003 does not consist of a loss in excess of $1.70 million;

•	receipt of a certificate dated as of the date of closing of the merger signed by our General Counsel certifying to our certificate of incorporation and by-laws and the resolutions of our directors and shareholders approving the merger agreement and the transactions contemplated thereby;

•	receipt of the opinion of our counsel dated as of the closing date;

•	receipt by CIBER of executed employment agreements with each of Richard Erickson, Michael Gang, and Mark Perlstein, respectively;

•	receipt by CIBER of the resignations of each of our directors;

•	our cancellation of the designation or appointment of any person or other entity to act for it or on its behalf pursuant to any power of attorney;

•	receipt of such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by the merger;

•	our tangible net worth (as set forth in the merger agreement) must be at least $21 million, as reflected on our final closing balance sheet (as reduced by $300,000 on the last business day of each successive month after April 30, 2003); and

•	our EBITA for the quarter ended March 31, 2003 does not consist of a loss in excess of $1.70 million (including all special charges associated with options granted to members of our management).

Our obligation to complete the merger is conditioned on, among other things:

•	approval and adoption of the merger agreement and of the transactions contemplated by the merger agreement by our shareholders;

•	absence of any injunction, statute, order or decree that would make the transaction contemplated by the merger agreement illegal;

•	receipt of all necessary consents, approvals and authorizations from government authorities or third parties;

•	absence of any litigation that would restrain or prohibit the consummation of the merger or any litigation that would reasonably be expected to have a material adverse effect on us or on CIBER;

•	performance by CIBER and CIBER Acquisition Corporation, in all material respects, of their obligations under the merger agreement;

•	continued accuracy in all material respects of the representations and warranties of CIBER contained in the merger agreement;

•	receipt of a certificate signed by an executive officer of CIBER certifying (i) the performance by CIBER and CIBER Acquisition Corporation, in all material respects, of its obligations under the merger agreement, and (ii) the continued accuracy in all material respects of the representations and warranties of CIBER contained in the merger agreement;

•	receipt the opinion of CIBER’s counsel dated as of the closing date; and

•	receipt of such other documents and instruments as we may reasonably require.

Conduct of Our Business Pending the Merger

The merger agreement requires us to conduct our business until the merger takes effect only in the ordinary course of business and consistent with prudent business practices, except as permitted under the merger agreement or with the written consent of CIBER. Under the merger agreement, we have agreed to not take certain actions without the prior written consent of CIBER or unless permitted by the merger agreement. We may not, among other things:

•	change any provision of our charter, bylaws or similar governing documents;

•	sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of our properties or assets, except in the ordinary course of its business;

•	split, combine or reclassify any outstanding shares of, or interests in, our capital stock;

•	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock or any options, warrants or rights to acquire our capital stock;

•	sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that we may issue our common stock upon the valid exercise of our options outstanding as of the date of the merger agreement pursuant to our stock plans);

•	modify the terms of any existing indebtedness or incur any indebtedness or issue any debt securities, except indebtedness incurred in the ordinary course of business;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

•	authorize, recommend or propose any change in our capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

•	adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with our historical salary review procedures;

•	make any payments with respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any of our directors, officers or employees, or any collective bargaining agreement or other obligation to any labor organization or employee;

•	make any material tax election or settle or compromise any liability for taxes;

•	make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $40,000 in the aggregate;

•	make any changes in our reporting for taxes or accounting procedures other than as required by GAAP or applicable law;

•

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, our most recent financial statements or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $25,000 in any one case by or to us; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which we are a party;

•	write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

•	adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging us or CIBER; or

•	enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

Under the merger agreement, we cannot encourage, negotiate with, or provide any information to any person other than CIBER concerning an acquisition transaction involving us until the merger is completed or the merger agreement is terminated. However, we may take certain of these actions if our board of directors determines that it should do so. Our board of directors is permitted to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal, with applicable case law, and with applicable fiduciary responsibilities.

We have agreed to promptly notify CIBER of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of our representatives with regard to an acquisition proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers.

This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of our company.

Employee Matters

To the extent our employees accept continued employment from CIBER with us, such employees shall be able to participate in and, provided that our benefit plans are in compliance with the applicable regulations, roll-over their retirement funds into plans in which similarly situated CIBER employees are eligible to participate, and shall to the extent permitted by CIBER’s benefit plans, receive credit for years of service with us for purposes of eligibility and vesting with respect to (i) CIBER’s benefit plans, (ii) CIBER’s vacation accrual and (iii) CIBER’s stock plans.

CIBER shall continue sponsorship of our 401(k) plan in its present form following the effective time of the merger until it is prepared to commence the process of merging our plan into CIBER’s plan. Our 401(k) plan will be frozen to new contributions in preparation for the merger of the plans as of the date our employees first participate in CIBER’s 401(k) plan regardless of the date the 401(k) plans are merged. Our employees shall be permitted to participate in CIBER’s 401(k) plan as soon as practical after the effective time of the merger.

CIBER will make available a pool of non-statutory stock options to purchase 25,000 shares of CIBER common stock to be granted to certain of our employees. Options to purchase such shares shall be granted at the effective time of the merger, or as soon thereafter as practicable. The employees who shall receive such options at the closing of the merger shall be determined by mutual agreement of CIBER and us prior to the effective time of the merger. The exercise price of options so granted will be the fair market value of the CIBER closing stock at the effective time of the merger. The options will vest ratably over a period of four years.

Representations and Warranties

Our Representations and Warranties.    We made a number of representations and warranties in the merger agreement that relate to us, our business, affairs, financial condition and other matters. In some instances, those representations and warranties also apply to our subsidiary. Our representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

•	corporate organization and similar corporate matters;

•	capital stock;

•	authorization, execution and enforceability of the merger agreement;

•	the accuracy of information contained in our filings with the SEC;

•	the absence of certain material changes or events since December 31, 2002;

•	the absence of material litigation;

•	the lack of fees to any broker or financial advisor;

•	the lack of any other subsidiaries;

•	favorable board recommendations related to the transaction;

•	lack of undisclosed agreements with employees, officers, and directors;

•	absence of changes in benefits plans;

•	compliance with applicable laws;

•	environmental compliance matters;

•	the lack of undisclosed commitments under any contracts or debt instruments;

•	valid interests in all properties and assets held;

•	the right to use of all intellectual property necessary for the operation of our business;

•	the lack of collective bargaining or other labor union agreements;

•	certain employee matters;

•	validity of insurance policies;

•	the timely filing of all tax returns;

•	ERISA matters;

•	the truth of statements made by us in the proxy statement;

•	inapplicability of any state takeover statutes;

•	business relations with customers and suppliers;

•	bank accounts maintained;

•	the lack of designated agents; and

•	the lack of untrue statements or omissions of material facts in these representations and warranties.

CIBER and CIBER Acquisition Corporation Representations and Warranties.    Each of CIBER and CIBER Acquisition Corporation made a number of representations and warranties in the merger agreement that relate to it, its business, affairs, financial condition and other matters. In some instances, those representations and warranties also apply to CIBER’s subsidiaries. These representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

•	corporate organization and similar corporate matters;

•	capital stock;

•	authorization, execution and enforceability of the merger agreement;

•	the accuracy of information contained in CIBER’s filings with the SEC;

•	the absence of material litigation;

•	the truth of statements made by CIBER in our proxy statement;

•	the lack of fees to any broker or financial advisor;

•	the sufficiency of funds or credit capacity to meets its obligations under the merger agreement; and

•	CIBER’s ownership of less than 5% of the issued and outstanding shares of our common stock.

Exchange of Our Stock Certificates for the Merger Consideration

UMB Bank, NA will act as the exchange agent in connection with the merger. At the effective time of the merger, CIBER will deposit with the exchange agent, for the benefit of our shareholders the cash to be paid as merger consideration.

Promptly after the merger is completed, you will be mailed a transmittal letter from CIBER’s exchange agent with instructions on how to surrender your stock certificates representing shares of our common stock in exchange for the merger consideration. You should carefully review these materials and deliver your stock certificates representing our common stock as instructed.

You should not deliver your stock certificates to us, CIBER, or CIBER’s exchange agent until you receive the transmittal letter with instructions from the exchange agent.

After you surrender to the exchange agent your duly endorsed stock certificates representing our common stock, the exchange agent will mail to you one or more checks for the amount (without interest) to be paid in cash as merger consideration. Neither the exchange agent nor CIBER is obligated to deliver the merger consideration to you until you properly surrender your certificates representing shares of our common stock.

Any portion of the merger consideration remaining undistributed by the exchange agent 180 days after the effective time of the merger will be returned to CIBER at such time. CIBER will thereafter remain obligated to distribute such portion of the merger consideration upon the proper surrender to CIBER of certificates representing shares of our common stock.

If your stock certificate has been lost, stolen or destroyed, CIBER’s exchange agent will pay the merger consideration and such dividends or distributions only upon your submission of an affidavit claiming the certificate to be lost, stolen or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

At the time the merger becomes effective, our stock transfer books will be closed, and no transfer of shares of our common stock by any shareholder will be made or recognized. If certificates representing shares of our common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for payment of the merger consideration.

Amendments

The parties may amend the merger agreement by mutual written consent at any time prior to the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by our shareholders cannot be made without their approval once they have voted to approve and adopt the merger agreement.

Third Party Beneficiaries

No person other than us or CIBER has the right to enforce any provision of the merger agreement, including, after the effective time of the merger, except the holders of record of our common stock at the effective time of the merger to the extent that CIBER has wrongfully failed to pay or deliver the merger consideration to which they are entitled under the merger agreement.

Terminating the Merger Agreement

We and CIBER may terminate the merger agreement at any time by mutual consent.

Either we or CIBER may terminate the merger agreement for certain reasons, including the following:

•	the merger has not been completed by July 31, 2003 if the termination date is not extended, by September 30, 2003 if the termination date is extended, or by such other date as the parties may otherwise agree upon;

•	material breach of any of the representations and warranties contained in the merger agreement;

•	any government or regulatory action which prevents the consummation of the transactions; or

•	our shareholders fail to approve and adopt the merger agreement at the special meeting.

CIBER may terminate the merger agreement if:

•	our board of directors withdraws, changes or modifies their recommendation in an adverse manner;

•	we fail to call or hold a shareholders meeting within three months after the date of the merger agreement; or

•	we materially breach the merger agreement.

We may terminate the merger agreement if:

•	CIBER materially breaches the merger agreement; or

•	our board of directors authorizes us to enter into a binding written agreement concerning a transaction that is superior to this transaction and certain conditions are met.

Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses, except for damages that may result from a willful default by either party and except for the termination fee and the CIBER expenses described above, in certain circumstances.

No Regulatory Requirements

No regulatory approvals are required for the consummation of the merger.

Termination of Our Status As An Independent Publicly Held Company

Upon the consummation of the merger, we will no longer be an independent publicly held company and our shares of common stock will no longer be traded on Nasdaq. At closing, we will file with the SEC a Form 15 to terminate our responsibility to file periodic and other reports under the Securities Exchange Act of 1934.

INFORMATION INCORPORATED BY REFERENCE

We may incorporate by reference into this proxy statement certain reports and other information, which means that we may disclose to you important information by referring you to another report or proxy statement or other information that we file separately with the SEC. The reports and any other information incorporated into this proxy statement by reference are superseded by information contained in, or incorporated by reference into, this proxy statement. This proxy statement hereby incorporates by reference the reports listed below, which we have previously filed with the SEC (Commission File No. 0-27042), provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward-looking statement safe harbor contained in such document is excluded, and is not incorporated into this document by reference. These documents contain information about us and our financial condition, results of operations, and business that are important to you, and we encourage you to read them carefully in connection with your review of this proxy statement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003 (a copy of which accompanies this proxy statement).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 13, 2003 (a copy of which accompanies this proxy statement).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

The public may read and copy any documents we or CIBER file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about us and CIBER at http://www.sec.gov.

You should rely only on the information contained in or incorporated by reference in this document. You should not rely on any prior filings by us relating to the merger that have not been incorporated by reference in this document. We have not authorized anyone to provide you with information that is different.

FEES AND EXPENSES

We estimate that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, and legal and accounting fees and other related charges, will total approximately $756,512. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$160,000
Financial Advisor fees and expenses	$557,166
SEC filing fee	$2,346
Printing, solicitation, and mailing costs	$37,000

Total	$756,512

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters to be presented for action by our shareholders at the special meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

LEGAL OPINION

Certain legal matters relating to the merger will be passed upon by Pitney, Hardin, Kipp & Szuch LLP, our legal counsel.

EXPERTS

The consolidated financial statements incorporated in this proxy statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is approved by our shareholders and we effect the merger, we will not be holding an annual meeting of shareholders in 2003. If we were to hold a 2003 annual meeting, shareholders submitting proposals for inclusion in our proxy statement and form of proxy relating to such 2003 annual meeting were required to advise our General Counsel of such proposals in writing by February 28, 2003, as announced in the proxy statement relating to our 2002 annual meeting.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

The Securities and Exchange Commission recently implemented new rules regarding the delivery of proxy statements to households. This new method of delivery, often referred to as “householding,” permits us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the special meeting. If we were to household materials, then only one copy of our proxy statement and related materials would be sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders.

We have been notified that certain intermediaries (i.e., brokers or banks) will household proxy materials for the special meeting. For voting purposes, a separate proxy card will be included for each account at the shared address.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIBER, INC.,

CIBER ACQUISITION CORPORATION

AND

ALPHANET SOLUTIONS, INC.

TABLE OF CONTENTS—(Continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Certificate of Merger, Including Plan of Merger
Exhibit B	—	Voting Agreement
Exhibit C	—	Certificate of Incorporation of Surviving Corporation
Exhibit D	—	Substance of Opinion of DGS
Exhibit E	—	Substance of Opinion of PHKS
Schedule 1.1	—	Permitted Liens
Schedule 3.1	—	State Qualifications; Good Standing
Schedule 3.2(a)	—	ALPHANET Outstanding Securities
Schedule 3.3(a)	—	List of Conflicts
Schedule 3.3(b)	—	List of Customer Contracts
Schedule 3.5	—	Absence of Certain Changes
Schedule 3.6	—	Litigation
Schedule 3.8	—	Subsidiaries
Schedule 3.10	—	Agreements and Arrangements with Employees, Officers and Directors
Schedule 3.11	—	Compliance With Laws
Schedule 3.13	—	Contracts; Debt Instruments
Schedule 3.14	—	ALPHANET Leases
Schedule 3.15	—	ALPHANET Intellectual Property
Schedule 3.17(a)	—	Employee Matters
Schedule 3.17(b)	—	Consultants
Schedule 3.18	—	Insurance
Schedule 3.19	—	Taxes
Schedule 3.20	—	ERISA
Schedule 3.24	—	Bank Accounts
Schedule 3.25	—	Agents
Schedule 4.3	—	Authority Relative to this Agreement; Non-Contravention

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 21, 2003, by and among CIBER, INC., a Delaware corporation (“CIBER”), CIBER ACQUISITION CORPORATION, a New Jersey corporation and wholly owned subsidiary of CIBER (“CIBER SUB”), and ALPHANET SOLUTIONS, INC., a New Jersey corporation (“ALPHANET”).

RECITALS

WHEREAS, CIBER, CIBER SUB and ALPHANET have entered into that certain Agreement and Plan of Merger dated as of April 21, 2003 (the “Original Agreement”);

WHEREAS, CIBER, CIBER SUB and ALPHANET desire to amend the Original Agreement to provide that the consideration payable to the shareholders of ALPHANET shall consist solely of cash;

WHEREAS, CIBER desires to acquire the business and properties of ALPHANET by means of a merger of CIBER SUB with and into ALPHANET on the terms and conditions set forth herein and in the Certificate of Merger attached hereto as Exhibit A;

WHEREAS, the separate existence of CIBER SUB shall cease at the Effective Time (as defined herein) and ALPHANET shall survive as a wholly owned subsidiary of CIBER; and

WHEREAS, concurrent with the execution and delivery of this Agreement, certain shareholders of ALPHANET shall have executed and delivered to CIBER an agreement dated as of the date hereof, in substantially the form of Exhibit B (the “Voting Agreement”), under which such shareholders, among other things, grant to CIBER the right to vote their shares of ALPHANET common stock in favor of such merger and to grant CIBER the option to purchase their shares for the Merger Consideration (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ALPHANET Common Stock” means the common stock, $0.01 par value per share, of ALPHANET.

“ALPHANET Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of ALPHANET and its Subsidiaries, taken as a whole, (ii) the ability of ALPHANET to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, and (iii) CIBER’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

“ALPHANET SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by ALPHANET with the SEC after December 31, 2001, including certifications and other documents which accompany such filings.

“ALPHANET Stock Plans” means the ALPHANET 1995 Stock Plan, as amended, and the ALPHANET 1995 Non-Employee Director Stock Option Plan, as amended.

“Business Day” means any day on which banks are not required or authorized to close in the State of Colorado or the State of New Jersey.

“CIBER Closing Stock Price” means the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange (“NYSE”) for the five (5) consecutive trading days ended three days prior to the Closing Date; however, if such average closing price is less than $4.75, then the CIBER Closing Stock Price shall be $4.75, and if such average closing price is greater than $6.75, then the CIBER Closing Stock Price shall be $6.75.

“CIBER Common Stock” means the common stock, $0.01 par value per share, of CIBER, including the preferred stock purchase right under the CIBER rights plan.

“CIBER Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected to have a material adverse effect on (i) the ability of CIBER or CIBER SUB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement, or (ii) the ability of the holders of record of ALPHANET Common Stock to receive the Merger Consideration, (iii) the ability of the employees of ALPHANET to receive at Closing the cash amounts they are entitled to receive pursuant to this Agreement, or after Closing, the CIBER Stock Options they are entitled to receive pursuant to this Agreement for their ALPHANET Stock Options, or at Closing the cash payments they are entitled to receive under the Change of Control Agreements.

“CIBER SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by CIBER with the SEC after December 31, 2001, including certifications and other documents which accompany such filings.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“EBITA” means earnings before interest, taxes and amortization, determined in accordance with past practices of ALPHANET.

“Environmental Laws” means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to CIBER hereto and its affiliates) incurred by CIBER or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

“Hazardous Substance” means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily or periodically paid (other than trade payables in the ordinary course), (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (f) all capitalized lease obligations of such person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person and (j) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

“Intellectual Property” means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information) (e) other proprietary intellectual property rights and (f) computer programs, software documentation, data, training manuals and related materials.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the Nasdaq National Market or New York Stock Exchange).

“Lien” means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

“Pension Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

“Permitted Liens” means those Liens listed on Schedule 1.1.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” shall mean the proxy statement to be sent to ALPHANET’s shareholders in connection with the ALPHANET Shareholders Meeting.

“Return” or “Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, as to any Person (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner, or (iii) any other entity that is directly or indirectly controlled by such Person.

“Superior Proposal” means with respect to ALPHANET, a bona fide written proposal made by a third party: (a) which is (i) for a sale, lease, exchange, transfer or other disposition of substantially all of the assets of ALPHANET and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of all of the ALPHANET Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; (b) which is (i) otherwise on terms which the board of directors of ALPHANET in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; and (C) for which all of the debt and equity financing required to consummate the proposed transaction is fully and unconditionally committed, as evidenced by written commitments provided to the board of directors.

“Tangible Net Worth” means total shareholder equity less intangible assets, with sufficient accruals for legal fees, accounting and other professional fees and printing fees associated with the transactions contemplated by this Agreement, all change of control payments owed pursuant to agreements (excluding the change of control payment provided for in the change of control agreement dated September 9, 2002 between Mark Perlstein and ALPHANET and the engagement termination fee provided for in the February 14, 2003 letter agreement between Richard Erickson and ALPHANET), severance owed to nonbillable employees previously identified who are to be terminated in contemplation of consummation of the Merger in an amount not to exceed $429,335, and investment banking fees related to the Merger.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including without limitation all payroll, employment, income, use, ad valorem, sales, gross receipts, franchise, estimated, social security and other withholding taxes, including any interest, penalties or additions to tax imposed with respect to such amounts.

“Taxing Authority” means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Welfare Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

Each of the following terms is defined in the section set forth opposite such term:

Term	Section
ALPHANET Board Recommendation	5.3(b)
ALPHANET Final Closing Balance Sheet	5.2
ALPHANET Pension Plan	3.20(e)
ALPHANET Shareholders Meeting	5.3(a)
ALPHANET Stock Option	2.5(h)
ALPHANET Stock Certificate	2.5(g)
Acquisition Proposal	5.8
Benefit Plans	3.20(a)
Business Combination	7.2(c)
Change of Control Agreements	5.6(e)

Term	Section
Chesapeake	3.7
Change in ALPHANET Recommendation	5.3(b)
CIBER Final Closing Balance Sheet	2.10
CIBER Stock Option	2.5(i)
Closing	2.2
Closing Date	2.2
Code	3.19(a)
Commonly Controlled Entity	3.20(a)
Covered Taxes	3.19(a)
Effective Time	2.3
Employment Agreements	5.6(a)
Exchange Agent	2.7(a)
Extended Termination Date	7.1(b)
Fixed Fee Contract	3.13(l)
Merger	2.1
Merger Consideration	2.5(b)
NJBCA	2.1
Option Agreements	5.6(d)
Properties	3.12(a)
Required ALPHANET Shareholder Vote	3.9(b)
Stock Exchange Ratio	2.5(h)
Surviving Corporation	2.1
Termination Date	7.1(b)
Termination Fee	7.2(b)
USRPHC	3.19
Voting Agreement	Recitals

ARTICLE II

EXCHANGE

Section 2.1    The Merger.    On and subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the New Jersey Business Corporation Act (the “NJBCA”), CIBER SUB will merge with and into ALPHANET, the separate corporate existence of CIBER SUB shall thereafter cease, and ALPHANET shall continue as the surviving corporation (the “Surviving Corporation”) in the merger (the “Merger”).

Section 2.2    The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Graham & Stubbs LLP at 1550 17th Street, Suite 500, Denver, Colorado 80202 at 10:00 a.m. local time, within three (3) Business Days following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as CIBER and ALPHANET may agree; but in any event no later than July 31, 2003. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.3    Effectiveness of Merger.    On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) CIBER SUB and ALPHANET shall execute and deliver the Certificate of Merger, which certificate shall be substantially in the form attached hereto as Exhibit A, and file such Certificate of Merger with the Secretary of State of the State of New Jersey pursuant to Section 14A: 10-4.1 of the NJBCA. The Merger shall become effective as of the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

Section 2.4    Effect of the Merger.

(a)  General.    The Merger shall have the effect set forth in the NJBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)  Certificate of Incorporation; By-laws; Directors and Officers.    The Certificate of Incorporation of CIBER SUB, which is attached hereto as Exhibit C, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the NJBCA. The By-laws of CIBER SUB in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and under the NJBCA. The officers and directors of CIBER SUB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws and the NJBCA.

Section 2.5    Conversion and Exchange of Stock.    At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, CIBER SUB or ALPHANET, or any holder of ALPHANET Common Stock:

(a)  Each share of common stock, $0.01 par value per share, of CIBER SUB outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIBER, be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)  Each share of ALPHANET Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive $4.05 in cash (the “Merger Consideration”).

(c)  Reserved.

(d)  Reserved.

(e)  Reserved.

(f)  Each share of ALPHANET Common Stock owned by ALPHANET, CIBER or CIBER SUB or an ALPHANET Subsidiary immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(g)  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of the ALPHANET Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder thereof shall thereafter cease to have any rights with respect to such shares of the ALPHANET Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Article II hereof upon the surrender of a certificate representing such shares of the ALPHANET Common Stock (each an “ALPHANET Stock Certificate”).

(h)  With respect to outstanding and unexercised ALPHANET Stock Option grants that are fully vested, have an exercise price less than $4.05, and are held by individuals who will continue to serve as employees of the Surviving Corporation after the Effective Time, the holders of such ALPHANET Stock Option grants will be given the choice of (i) having CIBER assume each such option and converting such options into options to acquire shares of CIBER Common Stock (the “CIBER Stock Options”), or (ii) receiving an amount equal to $4.05 minus the exercise price of the ALPHANET Stock Option, which amount shall be paid in cash at Closing through the payroll accounts of ALPHANET. For purposes of the preceding sentence, (i) the number of shares of

CIBER Common Stock purchasable upon exercise of each new CIBER Stock Option shall be equal to the whole number of shares of CIBER Common Stock obtained by multiplying such number of shares of ALPHANET Common Stock subject to the ALPHANET Stock Options immediately prior to the Effective Time by the quotient obtained by dividing $4.05 by the CIBER Closing Stock Price (the “Stock Exchange Ratio”) (subject to adjustment as provided in this Agreement and rounded up or down to the nearest whole share of CIBER Common Stock) and (ii) the exercise price per share of CIBER Common Stock under each new CIBER Stock Option shall be obtained by dividing (x) the exercise price per share of ALPHANET Common Stock under each ALPHANET Stock Option by (y) the Stock Exchange Ratio (subject to adjustment as provided in this Agreement and rounded up or down to the nearest cent).

(i)  With respect to all other outstanding and unexercised ALPHANET Stock Option grants that (i) are not fully vested, (ii) have an exercise price equal to or greater than $4.05; or (iii) are held by individuals who will not continue to serve as employees of the Surviving Corporation after the Effective Time, such ALPHANET Stock Options will not be assumed by CIBER, and accordingly will become fully vested and exercisable for the fifteen day period ending at the Effective Time. With respect to all outstanding and unexercised ALPHANET Stock Options that are not assumed by CIBER pursuant to Section 2.5(h), and which are not exercised prior to the Effective Time, (i) if the exercise price for such options is less than $4.05, then the holders of such options will receive, for each such option, an amount equal to $4.05 minus the exercise price of the applicable ALPHANET Stock Option, which amount shall be paid in cash at Closing through the payroll accounts of ALPHANET, and (ii) if the exercise price for such options is equal to or greater than $4.05, then all such options will be canceled as of the Effective Time.

(j)  Prior to the Effective Time, CIBER shall reserve and make available for issuance the number of shares of CIBER Common Stock necessary to satisfy CIBER’s obligations under Section 2.5(h). As soon as reasonably practicable after the Effective Time, but no later than three (3) Business Days after the Effective Time, CIBER shall file with the SEC a registration statement on Form S-8 under the Securities Act with respect to the issuance and resale of shares of CIBER Common Stock which are subject to the CIBER Stock Options as provided in Section 2.5(h), and shall use reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as any CIBER Stock Option remains outstanding.

Section 2.6    Closing of ALPHANET’s Transfer Books.    At the Effective Time, the stock transfer books of ALPHANET shall be closed with respect to all shares of ALPHANET Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of ALPHANET Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid ALPHANET Stock Certificate is presented to the Exchange Agent or to CIBER, such ALPHANET Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

Section 2.7    Exchange of Certificates.

(a)  Promptly after the Effective Time, CIBER shall deposit, or shall cause to be deposited with CIBER’s Corporate Secretary (the “Exchange Agent”) cash sufficient to pay the Merger Consideration. The cash amount so deposited with the Exchange Agent is referred to as the “Exchange Fund.”

(b)  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of ALPHANET Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as CIBER may reasonably specify (including a provision confirming that delivery of ALPHANET Stock Certificates shall be effected, and risk of loss and title to ALPHANET Stock Certificates shall pass, only upon delivery of such ALPHANET Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of ALPHANET Stock Certificates in exchange for cash.

Upon surrender of an ALPHANET Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or CIBER, (1) the holder of such ALPHANET Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (2) the ALPHANET Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7, each ALPHANET Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any ALPHANET Stock Certificate shall have been lost, stolen or destroyed, CIBER may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, require the owner of such lost, stolen or destroyed ALPHANET Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CIBER may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent or CIBER with respect to such ALPHANET Stock Certificate.

(c)  Reserved.

(d)  Any portion of the Exchange Fund that remains undistributed to holders of ALPHANET Stock Certificates as of the date 180 days after the Effective Time shall become the general funds of CIBER.

(e)  The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ALPHANET Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)  Neither CIBER nor the Surviving Corporation shall be liable to any holder or former holder of ALPHANET Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 2.8    Adjustment of Merger Consideration.    If subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of ALPHANET Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

Section 2.9    Further Action.    If, at any time after the Effective Time, any further action is determined by CIBER to be necessary or desirable to carry out the purposes of this Agreement or to vest CIBER with full right, title and possession of and to all rights and property of ALPHANET, the officers and directors of CIBER shall be fully authorized (in the name of CIBER, in the name of ALPHANET or otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALPHANET

Except as otherwise set forth in a schedule having the same number as a section of this Article III to which such exception relates, or to a schedule number permitted by the relevant section, or to a different schedule containing a cross reference to the relevant section, ALPHANET hereby represents and warrants to CIBER as follows:

Section 3.1    Organization.    ALPHANET is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power to own its property and to carry on its business as now being conducted. ALPHANET and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not have an ALPHANET Material Adverse Effect. ALPHANET has delivered to CIBER complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement and the certificate of incorporation and by-laws, or other applicable organizational documents, of each of ALPHANET’s Subsidiaries. Attached hereto as Schedule 3.1 is a complete list of those states in which ALPHANET is required to be qualified and/or licensed to do business and an indication of whether ALPHANET is so qualified and/or licensed and in good standing in such states.

Section 3.2    Capital Stock of ALPHANET.

(a)  At the date hereof:

(i)  ALPHANET’s authorized capital stock consists of 3,000,000 shares of preferred stock, $0.01 par value per share, none of which is outstanding, and 15,000,000 shares of ALPHANET Common Stock, $0.01 par value per share, of which 6,388,188 are issued and outstanding (the “ALPHANET Stock”) and 202,100 shares are held in treasury; and

(ii)  Except as set forth in Section 3.2(a) or on Schedule 3.2(a) (which shall provide information by holder of the securities listed below), there are not outstanding as of the date hereof (A) shares of stock or other securities of ALPHANET, (B) securities of ALPHANET convertible into or exchangeable for shares of stock or securities of ALPHANET or (C) any options, warrants or other rights to acquire from ALPHANET, or other obligation of ALPHANET to issue, any stock, securities or securities convertible into or exchangeable for stock or securities of ALPHANET.

(b)  All outstanding shares of ALPHANET Common Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and non-assessable.

Section 3.3    Authority Relative to this Agreement; Non-Contravention.

(a)  ALPHANET has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by ALPHANET, the performance by ALPHANET of its obligations hereunder and the consummation by ALPHANET of the transactions contemplated herein have been duly authorized by the board of directors of ALPHANET, and no other corporate proceedings on the part of ALPHANET other than the approval of ALPHANET’s shareholders are necessary to authorize the execution and delivery of this Agreement, the performance by ALPHANET of its obligations hereunder and, except for the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and the consummation by ALPHANET of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ALPHANET and constitutes a valid and binding obligation of ALPHANET, enforceable against ALPHANET in accordance with its terms.

(b)  Except as set forth in Schedule 3.3(a), neither the execution and delivery of this Agreement by ALPHANET nor the consummation by ALPHANET of the transactions contemplated herein nor compliance by ALPHANET with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or by-laws of ALPHANET, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of ALPHANET under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or lease to which ALPHANET is a party or by which ALPHANET or any of its properties or assets, may be bound or customer contracts representing at least 90% of the non-training revenues of ALPHANET during the year ended December 31, 2002 (which customer contracts shall be listed on Schedule 3.3(b)), or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to ALPHANET or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an ALPHANET Material Adverse Effect.

(c)  Except for the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of New Jersey and such filings as may be required by the Exchange Act, no action by ALPHANET or any governmental authority is necessary for ALPHANET’s execution and delivery of this Agreement or the consummation by ALPHANET of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an ALPHANET Material Adverse Effect.

(d)  No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of ALPHANET for or in connection with the execution and delivery of this Agreement or the performance by ALPHANET of the transactions contemplated on its part hereby, except for any action contemplated by subsection (c) above, the approval of the Merger by the Required ALPHANET Shareholder Vote or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an ALPHANET Material Adverse Effect.

Section 3.4    SEC Reports and Financial Statements.    ALPHANET has filed with the SEC all ALPHANET SEC Reports required to be filed by ALPHANET with the SEC. As of their respective dates, the ALPHANET SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such ALPHANET SEC Reports and, except to the extent that information contained in any ALPHANET SEC Report has been revised or superseded by a later ALPHANET SEC Report filed and publicly available prior to the date of this Agreement, none of the ALPHANET SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ALPHANET included in the ALPHANET SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of ALPHANET and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the ALPHANET SEC Reports, neither ALPHANET nor any of the ALPHANET Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ALPHANET and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an ALPHANET Material Adverse Effect. None of the ALPHANET Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

Section 3.5    Absence of Certain Changes.    Except as set forth in Schedule 3.5, since December 31, 2002: (i) ALPHANET has conducted its business only in the ordinary course, and there has not been any change by ALPHANET in accounting principles or methods except insofar as may be required by GAAP, (ii) there has not been any ALPHANET Material Adverse Effect, and (iii) there has not been any action taken by ALPHANET or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.6    Litigation.    Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of ALPHANET, threatened, to which ALPHANET or any of its Subsidiaries are, or would be, a party or by which it is or would be affected which, considered individually or in the aggregate is reasonably likely, taking into account reserves established by ALPHANET and insurance coverages (i) to have an ALPHANET Material Adverse Effect, (ii) to impair the ability of ALPHANET to perform its or their obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against it having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

Section 3.7    Brokers/Financial Advisors.    Except for The Chesapeake Group (“Chesapeake”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ALPHANET. Prior to the date of this Agreement, ALPHANET has provided to CIBER a complete and correct copy of all agreements between ALPHANET and Chesapeake pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

Section 3.8    Subsidiaries.    Except as set forth in Schedule 3.8, ALPHANET has no Subsidiaries.

Section 3.9    ALPHANET Board Action; Requisite Vote of ALPHANET’s Shareholders.

(a)  The board of directors of ALPHANET has by resolutions duly adopted by the unanimous vote of its board of directors at a meeting of such board duly called and held on April 18, 2003, determined that the Merger is fair to and in the best interests of ALPHANET and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the shareholders of ALPHANET approve and adopt this Agreement and the Merger. In connection with such approval, ALPHANET’s board of directors has received from Chesapeake an opinion to the effect that the consideration to be paid to the shareholders of ALPHANET in the Merger is fair to the shareholders of ALPHANET from a financial point of view, subject to the assumptions and qualifications in such opinion. A copy of such opinion has been delivered to CIBER and such opinion has not been withdrawn or modified in any material respect. ALPHANET has been authorized by Chesapeake to include such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Chesapeake and its counsel.

(b)  The affirmative vote of a majority of the votes cast by shareholders of ALPHANET at a meeting of the shareholders called for such purpose is required for approval and adoption of this Agreement and the Merger (the “Required ALPHANET Shareholder Vote”), and no other vote of any holder of ALPHANET’s securities is required for the approval and adoption of this Agreement or the Merger.

Section 3.10    Agreements or Arrangements with Employees, Officers and Directors.    Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on Schedule 3.10, and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between ALPHANET and any current or former employee or officer of ALPHANET who earns (or earned prior to termination) annual cash compensation in excess of $100,000 or any current or former director of ALPHANET . No Benefit Plan provides benefits to any person who is not a current employee, officer or director of ALPHANET.

Section 3.11    Compliance with Laws.    Neither ALPHANET nor any of its Subsidiaries have violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in an ALPHANET Material Adverse Effect. Except as set forth in Schedule 3.11, ALPHANET and its Subsidiaries have not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, neither ALPHANET nor any of its Subsidiaries is required to make, and neither ALPHANET nor any of its Subsidiaries has a reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. ALPHANET and its Subsidiaries are in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. No investigation or review by any Governmental Entity with respect to the business of ALPHANET or any of its Subsidiaries is pending or threatened.

Section 3.12    Environmental Matters.

(a)  ALPHANET and its Subsidiaries have not (x) placed or disposed of any Hazardous Substances on, under, from or at any of ALPHANET’s or any of its Subsidiary’s properties or any other properties presently or formerly owned or operated by ALPHANET or any of its Subsidiaries (the “Properties”), in violation of any applicable Environmental Laws, except for violations that would not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in an ALPHANET Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in an ALPHANET Material Adverse Effect or otherwise materially adversely impact the business of ALPHANET, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that ALPHANET or any of its Subsidiaries are in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of hazardous substances at the Properties or any other properties for which ALPHANET or any of its Subsidiaries may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by ALPHANET or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

(b)  No Environmental Law imposes any obligation upon ALPHANET or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of ALPHANET’s or any of its Subsidiaries, owned or leased properties under any Environmental Law.

Section 3.13    Contracts; Debt Instruments.    Except as set forth in Schedule 3.10 or Schedule 3.13, neither ALPHANET nor any of its Subsidiaries is a party to or bound by:

(a)  any employment or consulting agreement, contract or commitment with any executive officer or higher level employee or member of ALPHANET’s board of directors, other than those that are terminable by ALPHANET or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to ALPHANET;

(b)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)  any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business that may not be canceled by ALPHANET or any of its Subsidiaries without penalty upon notice of 90 days or less;

(d)  any agreement, contract or commitment containing any covenant limiting in any material respect the right of ALPHANET or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

(e)  any agreement, contract or commitment that directly or indirectly prevents ALPHANET or any of its Subsidiaries from providing services to or performing work for competitors of any customer of ALPHANET or any of its Subsidiaries or any other similar restriction imposed on ALPHANET or any of its Subsidiaries by a customer;

(f)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by ALPHANET or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which ALPHANET or any of its Subsidiaries have any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than ALPHANET’s Subsidiaries;

(g)  any dealer, distributor, marketing or development agreement currently in force under which ALPHANET or any of its Subsidiaries have continuing obligations in excess of $100,000 to provide any product, technology or service and that may not be canceled without penalty upon notice of 90 days or less, or any material agreement entered into outside the ordinary course pursuant to which ALPHANET or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of 90 days or less;

(h)  any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to ALPHANET or any of its Subsidiaries and that may not be canceled by ALPHANET or any of its Subsidiaries without penalty upon notice of 90 days or less;

(i)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 individually;

(j)  any material settlement or release agreement entered into within two (2) years prior to the date of this Agreement;

(k)  any agreement entered into in the ordinary course of business providing for future annualized revenue to ALPHANET or any of its Subsidiaries, beginning January 1, 2003, of more than $500,000; or

(l)  any written or oral contract for hire which obligates ALPHANET or any of its Subsidiaries to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the ALPHANET or Subsidiary employees (a “Fixed Fee Contract”), and, to the best of ALPHANET’s knowledge, no Fixed-Fee Contract would reasonably be expected as of the Effective Time to cost ALPHANET or any of its Subsidiaries more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except where the cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

ALPHANET and its Subsidiaries are not, nor to ALPHANET’s knowledge is any other party to an agreement required to be disclosed on Schedules 3.10 or 3.13, in breach, violation or default under, and neither ALPHANET nor any of its Subsidiaries have received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any such agreement in such a manner as would permit any other party to cancel or terminate any such agreement, or would permit any other party to seek material damages or other remedies.

Section 3.14    Properties.

(a)  ALPHANET and its Subsidiaries have good title to, or valid leasehold interests in, all of their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business or except where the lack of good title or valid leasehold interests would not reasonably be expected to result in an ALPHANET Material Adverse Effect. ALPHANET has no title to any real property. All such assets and properties, other than assets and properties in which ALPHANET or any of its Subsidiaries have leasehold interests, are free and clear of all Liens other than the Permitted Liens. The tangible personal property used by ALPHANET or any of its Subsidiaries that has net book value, in the case of each item, of $10,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by ALPHANET or any of its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

(b)  ALPHANET and its Subsidiaries have complied with the terms of all leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. Except as set forth on Schedule 3.14, ALPHANET or an ALPHANET Subsidiary enjoy peaceful and undisturbed possession under all such leases. ALPHANET and its Subsidiaries own no real property.

Section 3.15    Intellectual Property

(a)  Except as set forth on Schedule 3.15, ALPHANET and its Subsidiaries own or have the right to use pursuant to a license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of ALPHANET as presently conducted or as contemplated to be conducted. Each item of Intellectual Property owned or used by ALPHANET and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by CIBER on identical terms and conditions immediately subsequent to the Effective Time. ALPHANET and its Subsidiaries have taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so would not reasonably be expected to result in an ALPHANET Material Adverse Effect.

(b)  Except as set forth on Schedule 3.15, or where no ALPHANET Material Adverse Effect would reasonably be expected to result, ALPHANET and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; neither ALPHANET nor its Subsidiaries have received any charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that ALPHANET or its Subsidiaries must license or refrain from using any Intellectual Rights of any third party); and to the knowledge of ALPHANET, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of ALPHANET or its Subsidiaries.

(c)  Schedule 3.15 identifies each registration which has been issued to ALPHANET or any of its Subsidiaries with respect to any of their Intellectual Property, identifies each pending application for registration which ALPHANET or any of its Subsidiaries have made with respect to any Intellectual Property, and identifies each license, agreement or other permission which ALPHANET or its Subsidiaries have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). ALPHANET has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date). Schedule 3.15 also identifies each trade name or unregistered trademark used by ALPHANET or any of its Subsidiaries in connection with their business. Except as set forth on Schedule 3.15 or where no ALPHANET Material Adverse Effect would reasonably be expected to result, with respect to each item of Intellectual Property required to be identified in Schedule 3.15 and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

(i)  ALPHANET or its Subsidiaries possess all right, title and interest in and to the item, free and clear of any lien, license or other restriction;

(ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the knowledge of ALPHANET is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)  Neither ALPHANET nor any of its Subsidiaries have ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(v)  Schedule 3.15 identifies each item of Intellectual Property that any third party owns and that ALPHANET or any of its Subsidiaries use pursuant to license, sublicense, agreement, or permission. ALPHANET has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.15, with respect to each item of Intellectual Property required to be identified in Schedule 3.15, or where no ALPHANET Material Adverse Effect would reasonably be excepted to result.

(vi)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(vii)  the license, sublicense, agreement, or permission will immediately following the Effective Time, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms;

(viii)  no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(ix)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(x)  with respect to each sublicense, the representations and warranties set forth in subsections (a) through (d) above are true and correct with respect to the underlying license;

(xi)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(xii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of ALPHANET, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

(xiii)  Neither ALPHANET nor any of its Subsidiaries have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(xiv)  no such licenses, agreements or permissions commit ALPHANET to continued maintenance, support, improvement, upgrade or similar obligation of any of ALPHANET’s Intellectual Property which obligation cannot be terminated by ALPHANET upon no greater than 90 days’ notice.

Section 3.16    Labor Matters.    There are no collective bargaining or other labor union agreements to which ALPHANET or any of its Subsidiaries are a party or by which any of them are bound. Since December 31, 2001 neither ALPHANET nor any of its Subsidiaries have been subject to any labor union organizing activity, or had any actual or, to ALPHANET’s knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

Section 3.17    Certain Employee Matters.

(a)  Except as set forth on Schedule 3.17(a), all current and former (terminated within 12 months of the date hereof) members of management, key personnel and employee consultants of ALPHANET and its Subsidiaries have executed and delivered to ALPHANET an employment and confidentiality agreement substantially in the form previously provided to CIBER. No employee, agent, consultant or contractor of ALPHANET or any of its Subsidiaries who have contributed to or participated in the conception and development of proprietary rights of ALPHANET or any of its Subsidiaries have asserted or threatened any claim against ALPHANET or any of its

Subsidiaries in connection with such person’s involvement in the conception and development of the proprietary rights of ALPHANET or any of its Subsidiaries and, to the knowledge of ALPHANET, no such person has a reasonable basis for any such claim.

(b)  Except as set forth on Schedule 3.17(b), all current and former (terminated within 12 months of the date hereof) consultants to ALPHANET or any of its Subsidiaries who are independent contractors have (i) executed and delivered to ALPHANET or any of its Subsidiaries a non-interference agreement restricting such person’s right to solicit employees and contractors of ALPHANET or any of its Subsidiaries and customers and clients and prospective customers and clients of ALPHANET or any of its Subsidiaries during the term of such person’s engagement and for at least six (6) months thereafter and (ii) been party to a “work for hire” arrangement or proprietary rights agreement with ALPHANET or any of its Subsidiaries pursuant to which either (x) in accordance with applicable federal and state law, ALPHANET or the applicable Subsidiary have been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (y) there has been conveyed to ALPHANET or the applicable Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising.

Section 3.18    Insurance.    Except as set forth on Schedule 3.18, all of the policies of fire, liability, product liability, worker’s compensation, health and other forms of insurance presently in effect with respect to ALPHANET’s and its Subsidiaries’ businesses are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of ALPHANET and its Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of ALPHANET deems to be adequate and as is customary for similar business organizations. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of ALPHANET and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 3.19    Taxes.

(a)  Except as set forth in Schedule 3.19, (i) ALPHANET and its Subsidiaries have timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, (ii) all Taxes including Taxes, if any, for which no Returns are required to be filed of ALPHANET and its Subsidiaries (the Taxes referred to in this Section being “Covered Taxes”), due and owing have been paid, except for Taxes not yet due and payable that are disclosed as a liability accrual for taxes (excluding reserves for deferred taxes) in the balance sheet on the financial statements referred to in Section 3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have an ALPHANET Material Adverse Effect. The amount of Covered Taxes for all periods ending on or before March 31, 2003 determined on a GAAP basis does not exceed the amount of the current liabilities accrued for Taxes (excluding reserves for deferred taxes) on such balance sheet as of that date, (iii) ALPHANET has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) that files a consolidated, unitary or combined return for federal, state, or foreign tax purposes except for the affiliated group of which ALPHANET is and has always been the common parent and is not subject to any liability for the Taxes of any other person except the Subsidiaries, including, without limitation, any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law, and (iv) ALPHANET is not and never has been a party to any Tax sharing agreement.

(b)  ALPHANET and its Subsidiaries have delivered or made available to CIBER (i) complete and correct copies of all Returns filed by ALPHANET and its Subsidiaries for taxable periods ending after December 31, 1997, and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of ALPHANET and its Subsidiaries and relating to any Taxes for any period beginning after December 31, 1997.

(c)  Except as set forth in Schedule 3.19 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of ALPHANET or its Subsidiaries, other than for Taxes not yet due and payable and other than for Liens that would not reasonably be expected to have an ALPHANET Material Adverse Effect. Except as set forth in Schedule 3.19, the federal and state income Tax Returns of ALPHANET and its Subsidiaries have not been examined by the Internal Revenue Service or equivalent state tax examiners and ALPHANET has not agreed to extend the statute of limitations with respect to the relevant Tax Returns for all taxable periods through and including the taxable year ended on December 31, 1997. Except as set forth in Schedule 3.19, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.19, (i) no Returns with respect to Taxes of ALPHANET or its Subsidiaries are currently under audit or examination by any Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by any Taxing Authority, (iii) no Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and (iv) ALPHANET has not agreed to make, and is not required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

(d)  No person has made with respect to ALPHANET or any of its Subsidiaries, or with respect to any property held by ALPHANET or any of its Subsidiaries, any consent or election under Section 341(f) of the Code. Except as set forth in Schedule 3.19, no property of ALPHANET or any of its Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(e)  Except as set forth in Schedule 3.19, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with any Taxing Authority.

(f)  Except as set forth on Schedule 3.19, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of ALPHANET and its Subsidiaries will be required to be included in taxable income by ALPHANET or its Subsidiaries in a subsequent taxable year by reason of ALPHANET or its Subsidiaries reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

(g)  Except as set forth on Schedule 3.19, ALPHANET and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h)  Neither ALPHANET nor any of its Subsidiaries have been a party to any distribution occurring during the two year period prior to the date of the Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(i)  Neither ALPHANET nor any of its Subsidiaries are a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) (“USRPHC”), and neither ALPHANET nor any of its Subsidiaries have been a USRPHC for the preceding five years.

(j)  ALPHANET’s net operating loss carry forwards are not limited by Code Section 382 or the separate return limitation year rules except as a result of the transactions contemplated by this Agreement.

(k)  The ALPHANET Common Stock is “regularly traded” within the meaning of Treas. Reg. Section 1.897-9T(d).

Section 3.20    ERISA.

(a)  Schedule 3.20 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the agreements listed on Schedule 3.13), in each case maintained or contributed to, or required to be maintained or contributed to, by ALPHANET or any other person or entity that, together with ALPHANET, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with ALPHANET, a “Commonly Controlled Entity”) for the benefit of any present or former officers, employees, agents, directors or independent contractors of ALPHANET (all the foregoing being herein called “Benefit Plans”). ALPHANET has delivered or made available to CIBER true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have an ALPHANET Material Adverse Effect.

(b)  Except as set forth in Schedule 3.20, each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause an ALPHANET Material Adverse Effect.

(c)  None of the Benefit Plans (i) constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d)  All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code or any third-party insurance company, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of ALPHANET referred to in Section 3.4 and the Final Closing Balance Sheet.

(e)  Each Benefit Plan that is a Pension Plan (hereinafter a “ALPHANET Pension Plan”) that is intended to be a tax-qualified plan has been the subject of a determination letter (or with respect to a prototype plan, is subject to an opinion letter) from the Internal Revenue Service to the effect that such ALPHANET Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter (or opinion letter) has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such ALPHANET Pension Plan except as set forth in Schedule 3.20; and such ALPHANET Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that could be reasonably expected to materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. ALPHANET has delivered to CIBER a copy of the most recent determination letter received with respect to each ALPHANET Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter (or opinion letter) and a list of all ALPHANET Pension Plan amendments as to which a favorable determination letter has not yet been received.

(f)  No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no prohibited transaction has occurred that could subject ALPHANET, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither ALPHANET nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject ALPHANET or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for prohibited transactions or liabilities that would not reasonably be expected to have an ALPHANET Material Adverse Effect.

(g)  The list of Welfare Plans in Schedule 3.20 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without ALPHANET having an ALPHANET Material Adverse Effect at any time after the Effective Time. ALPHANET complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

(h)  No compensation payable by ALPHANET to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

(i)  Except as set forth in Schedule 3.20, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of ALPHANET or any of its Subsidiaries or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(l) of the Code).

Section 3.21     Proxy Statement.    None of the information supplied or to be supplied by ALPHANET for inclusion or incorporation by reference in the Proxy Statement, as it may be amended from time to time, to be sent to the shareholders of ALPHANET in connection with the ALPHANET Shareholders Meeting to consider the adoption of this Agreement shall not, on the date the Proxy Statement is first mailed to ALPHANET’s shareholders, at the time of the ALPHANET Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ALPHANET Shareholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any affiliates, officers or directors of ALPHANET discover that any information in the Proxy Statement does not comply with this Section 3.21, ALPHANET shall promptly inform CIBER. Notwithstanding the foregoing, ALPHANET makes no representation or warranty with respect to any information supplied by CIBER which is contained in any of the foregoing documents.

Section 3.22    State Takeover Statutes.    The board of directors of ALPHANET has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Sections 14A:10A-1 to 10A-6 of the New Jersey Statutes to the extent, if any, such sections are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. To ALPHANET’s knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

Section 3.23    Business Relations.    Since June 30, 2002, neither ALPHANET nor any of its Subsidiaries have received from any material customer or supplier of ALPHANET or any of its Subsidiaries notice that such customer or supplier intends to change its business relationship with ALPHANET or any of its Subsidiaries in any material respect after consummation of the transactions contemplated by this Agreement.

Section 3.24    Bank Accounts.    Attached hereto as Schedule 3.24 is a list of all banks or other financial institutions with which ALPHANET or any of its Subsidiaries have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

Section 3.25    Agents.    Except as set forth in Schedule 3.25, neither ALPHANET nor any of its Subsidiaries have designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

Section 3.26    Disclosure.    No representation or warranty by ALPHANET contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of ALPHANET to CIBER or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CIBER AND CIBER SUB

Except as otherwise set forth in a schedule having the same number as the section of this Article IV to which such exception relates, CIBER and CIBER SUB hereby represent and warrant to ALPHANET as follows:

Section 4.1    Organization.    CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER SUB is or shall promptly become a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

Section 4.2    Capitalization.

(a)  At March 31, 2003:

(i)  CIBER’s authorized capital stock consists of (x) 100,000,000 shares of CIBER Common Stock, par value $.01 per share, of which 63,983,323 shares were issued and outstanding and 724,415 shares were held in treasury and (y) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding;

(ii)  There were outstanding stock options to purchase an aggregate of 7,717,636 shares of CIBER Common Stock.

(b)  Reserved.

(c)  All of the issued and outstanding shares of common stock, $0.01 par value per share, of CIBER SUB are owned by CIBER.

(d)  CIBER SUB has been incorporated and organized solely for the purposes of the transactions contemplated by this Agreement and has not conducted any business.

Section 4.3    Authority Relative to this Agreement; Non-Contravention.

(a)  Each of CIBER and CIBER SUB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER and CIBER SUB, the performance by each of them of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated herein have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER and CIBER SUB of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each of CIBER and CIBER SUB, enforceable against CIBER and CIBER SUB in accordance with its terms.

(b)  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by CIBER or CIBER SUB, nor the consummation by CIBER or CIBER SUB of the transactions contemplated herein, nor compliance by CIBER or CIBER SUB with any of the provisions hereof will conflict with or result in any breach of the certificates of incorporation or by-laws of CIBER or CIBER SUB or subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

(c)  Except for the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of New Jersey and any such filings as may be required by the Exchange Act, no action by CIBER or CIBER SUB or any governmental authority is necessary for CIBER and CIBER SUB’s execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

(d)  Except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER or CIBER SUB for or in connection with the execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby.

Section 4.4    SEC Reports and Financial Statements.    CIBER has filed with the SEC all CIBER SEC Reports required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of CIBER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CIBER and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material

Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

Section 4.5    Litigation.    As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or to CIBER’s knowledge, threatened, against CIBER or any of its Subsidiaries which reasonably would be likely to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Section 4.6    Statements; Proxy Statement.    None of the information supplied or to be supplied by CIBER for inclusion or incorporation by reference in (i) the Proxy Statement, as it may be amended from time to time, to be sent to the shareholders of ALPHANET in connection with the ALPHANET Shareholders Meeting to consider the adoption of this Agreement will, on the date the Proxy Statement is first mailed to ALPHANET’s shareholders, at the time of the ALPHANET Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ALPHANET Shareholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any affiliates, officers or directors of CIBER discover that any information in the Proxy Statement does not comply with this Section 4.6, CIBER shall promptly inform ALPHANET. Notwithstanding the foregoing, CIBER makes no representation or warranty with respect to any information supplied by ALPHANET for inclusion in any of the foregoing documents.

Section 4.7    Broker’s or Finder’s Fees.    There is no investment banker, broker, finder or other intermediary which has been retained by or authorized to act on behalf of CIBER who might be entitled to any fee or commission from ALPHANET in connection with the transactions contemplated by this Agreement.

Section 4.8    Source of Funds.    At the date hereof, CIBER has sufficient funds or credit capacity to meet its obligations hereunder.

Section 4.9    Shares Owned.     At the date hereof, CIBER owns, beneficially and of record, less than 5% of the issued and outstanding shares of ALPHANET Common Stock.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1    Conduct of Business by ALPHANET.    ALPHANET covenants and agrees that, from the date of this Agreement until the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

(a)  The business of ALPHANET shall be conducted in the ordinary and usual course of business, consistent with past practices, and ALPHANET shall use its reasonable best efforts to (i) maintain and preserve intact ALPHANET’s business organization, (ii) keep available the services of its officers and employees, and (iii) maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

(b)  Without limiting the generality of the foregoing subsection (a), ALPHANET shall not, directly or indirectly:

(i)  sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

(ii)  amend or propose to amend its certificate of incorporation or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not ALPHANET is the survivor);

(iii)  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

(iv)  redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of ALPHANET or any options, warrants or rights to acquire capital stock of ALPHANET;

(v)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that ALPHANET may issue ALPHANET Common Stock upon the valid exercise of ALPHANET options outstanding as of the date of this Agreement pursuant to the ALPHANET Stock Plans;

(vi)  modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business;

(vii)  assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

(viii)  authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

(ix)  adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with ALPHANET’s historical salary review procedures;

(x)  make any payments with respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of ALPHANET, or any collective bargaining agreement or other obligation to any labor organization or employee;

(xi)  make any material tax election or settle or compromise any liability for Taxes;

(xii)  make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $40,000 in the aggregate;

(xiii)  make any changes in its reporting for Taxes or accounting procedures other than as required by GAAP or applicable law;

(xiv)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent ALPHANET financial statements described in Section 3.4 or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $25,000 in any one case by or to ALPHANET; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which ALPHANET is a party;

(xv)  write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

(xvi)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

(xvii)  adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or ALPHANET; or

(xviii)  enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)  ALPHANET shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, an ALPHANET Material Adverse Effect.

Section 5.2    ALPHANET Final Closing Balance Sheet.    ALPHANET shall deliver to CIBER five (5) Business Days prior to the Closing Date a pro forma consolidated balance sheet as of the Closing Date of ALPHANET and its Subsidiaries prepared in accordance with GAAP consistent with past practice (the “ALPHANET Final Closing Balance Sheet”). The ALPHANET Final Closing Balance Sheet shall fairly estimate the financial position of ALPHANET and its Subsidiaries, including ALPHANET’s Tangible Net Worth, immediately prior to the Merger in accordance with GAAP.

Section 5.3    Proxy Material; Shareholder Meeting.

(a)  ALPHANET shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of ALPHANET Common Stock to vote on a proposal to adopt this Agreement (the “ALPHANET Shareholders Meeting”). The ALPHANET Shareholders Meeting shall be held (on a date selected by ALPHANET in consultation with CIBER) as promptly as practicable. ALPHANET shall ensure that all proxies solicited in connection with the ALPHANET Shareholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b)   The Proxy Statement shall include a statement to the effect that the board of directors of ALPHANET recommends that ALPHANET’s shareholders vote to adopt this Agreement at the ALPHANET Shareholders Meeting (the recommendation of ALPHANET’s board of directors that ALPHANET’s shareholders vote to adopt this Agreement being referred to as the “ALPHANET Board Recommendation”), and the ALPHANET Board Recommendation shall not be withdrawn or modified in a manner adverse to CIBER, and no resolution by the board of directors of ALPHANET or any committee thereof to withdraw or modify the ALPHANET Board Recommendation in a manner adverse to CIBER shall be adopted or proposed and no action or statement shall be taken or made in connection with the ALPHANET Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in ALPHANET Recommendation”); provided that the ALPHANET board of directors may make a Change in ALPHANET Recommendation pursuant to Section 5.8 hereof.

(c)  ALPHANET’s obligation to call, give notice of and hold the ALPHANET Shareholders Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any Change in ALPHANET Recommendation; provided that this Agreement shall not be required to be submitted at the ALPHANET Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

(d)  Should the Proxy Statement be selected for review by the SEC, then each of ALPHANET and CIBER shall have the right to participate in the review process by, without limitation, (i) receiving both written and oral SEC comments, (ii) participating in the drafting of comment responses, and (iii) approving the final response letter and any and all amendments to the Proxy Statement.

Section 5.4    Access to Information.    ALPHANET shall permit the officers, employees, agents and representatives of CIBER to have reasonable access to premises in which ALPHANET and its Subsidiaries conduct their businesses and to all of ALPHANET’s books, records and personnel (including operational personnel with the position of Vice President or above) subject to such reasonable requirements as ALPHANET may impose to coordinate such access and the times thereof. ALPHANET will provide the officers, employees, agents and representatives of CIBER with such financial, operating and other data as requested.

Section 5.5    Confidentiality.    CIBER, on the one hand, and ALPHANET, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, recognized securities law practice, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or quotation system. Either party may rely on the written advice of its outside counsel as to such requirements. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and ALPHANET, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

Section 5.6    Employment Agreements and Employee Matters.

(a)  ALPHANET shall use its reasonable best efforts to obtain and deliver at Closing executed employment agreements in a form reasonably satisfactory to CIBER from each of Richard Erickson, Michael Gang and Mark Perlstein (the “Employment Agreements”).

(b)  To the extent ALPHANET’s employees continue employment with ALPHANET, such employees shall be able to participate in plans in which similarly situated CIBER employees are eligible to participate, and shall receive credit for years of service with ALPHANET for purposes of eligibility and vesting with respect to (i) CIBER’s benefit plans, (ii) CIBER’s vacation accrual and (iii) CIBER’s Stock Plans.

(c)  CIBER shall continue sponsorship of ALPHANET’s 401(k) plan in its present form following the Effective Time until it is prepared to commence the process of merging ALPHANET’s plan into CIBER’s plan. ALPHANET’s 401(k) plan shall be frozen to new contributions in preparation for the merger of the plans as of the date ALPHANET’s employees first participate in CIBER’s 401(k) plan regardless of the date the 401(k) plans are merged. ALPHANET employees shall be permitted to participate in CIBER’s 401(k) plan as soon as practical after the Effective Time.

(d)  CIBER will make available a pool of non-statutory stock options to purchase 25,000 shares of CIBER Common Stock to be granted to certain employees of ALPHANET. Options to purchase such shares shall be granted at the Effective Time, or as soon thereafter as practicable. The employees who shall receive such options at the Closing shall be determined by mutual agreement of CIBER and ALPHANET prior to the Effective Time. The exercise price of options granted pursuant to this subsection will be the fair market value of the CIBER Closing Stock at the Effective Time. The options shall vest ratably over a period of four (4) years.

(e)  At the Closing, CIBER will make the change of control payments required to be made to William S. Medve (“Medve”) and Jack P. Adler (“Adler”) under the terms of the Change of Control Agreements which ALPHANET has entered into with Medve and Adler on September 3, 2002 (the “Change of Control Agreements”).

Section 5.7    Health Insurance.    From the Effective Time, CIBER shall, or shall cause the Surviving Corporation to, provide group health plan coverage as defined in Section 5000(b)(1) of the Code. Such coverage shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the ALPHANET Employees under the Employee Plans) under any group health plans of CIBER or the Surviving Corporation to be waived with respect to ALPHANET’s Employees and their eligible dependents and (ii) give each ALPHANET Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time, and (iii) comply with continuation of group coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA” and Section 4980B of the Code, and the Health Insurance Portability and Accounting Act (“HIPAA”) in respect to each individual who was an employee of ALPHANET or a spouse or dependent of any such employee. Medve and Adler may be independently entitled to such benefits and additional benefits under the Change of Control Agreements. Stan Gang may be entitled to such benefits and additional benefits under certain written agreements.

Section 5.8    Acquisition Proposals.    ALPHANET agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of ALPHANET and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of ALPHANET, or any purchase or sale of, or tender or exchange offer for, 15% or more of the equity securities of ALPHANET being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (subject to Section 7.1(g)) accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, ALPHANET and ALPHANET’s board of directors shall be permitted to (A) the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in ALPHANET Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal for any such Person, if and only to the extent that, with respect to the actions contemplated by clauses (B) or (C), (i) ALPHANET’s Shareholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above ALPHANET has received an unsolicited bona fide written Acquisition Proposal from a third party and ALPHANET’s board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, ALPHANET’s board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal, (iii) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, ALPHANET’s board of directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement dated March 20, 2003, between ALPHANET and CIBER, and (iv) in the case of clause (C) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, ALPHANET notifies CIBER promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. ALPHANET agrees that it will promptly keep CIBER informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. ALPHANET agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. ALPHANET agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall permit CIBER or ALPHANET to terminate this Agreement (except as specifically provided in Article VII hereof).

Section 5.9    Indemnification of Officers and Directors.

(a)  All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of ALPHANET at or prior to the date of this Agreement (the “Indemnified Persons”) by reason of the written indemnification agreements identified in Schedule 5.9 and by reason of the indemnification provisions of the certificate of incorporation and by-laws of ALPHANET and applicable law shall survive the Merger and shall be observed by CIBER to the fullest extent permitted by New Jersey law.

(b)  CIBER shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the ALPHANET as of the date of this Agreement in the form disclosed by ALPHANET to CIBER prior to the date of this Agreement (the “Existing Policy”), from the Effective Time until the expiration of the Existing Policy. CIBER shall also purchase and maintain a tail to the Existing Policy for the benefit of the Indemnified Persons, with respect to acts or omissions occurring prior to the Effective Time, providing coverage in the amount of $5 million, with a retention of not in excess of $500,000. The term of such tail policy shall be for such period, not longer than the period ending on the third anniversary of the expiration of the Existing Policy, as may be obtained for a premium not to exceed the sum of $340,000 and the amount by which the Tangible Net Worth of ALPHANET at the Closing Date exceeds the minimum amount necessary to satisfy the closing condition set forth in Section 6.3(j) hereof.

Section 5.10    Reserved.

Section 5.11    Filings; Other Action.    Subject to the terms and conditions herein provided, ALPHANET and CIBER shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 5.12    Satisfaction of Conditions.    Subject to the terms and conditions of this Agreement, CIBER and ALPHANET will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party’s obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

Section 5.13    Application of Restrictions.    ALPHANET shall take all necessary steps to avoid the application of the restrictions contained in Sections 14A:10A-1 to 10-6 of the NJBCA.

Section 5.14    Vacation of Judgment.    ALPHANET shall use all reasonable efforts to cause the judgment entered in the Neal A. Stanton and Henry L. Rosen v. ALPHANET matter to be vacated prior to the Closing Date.

Section 5.15    Survival.    None of the representations and warranties made by ALPHANET or CIBER in Articles III and IV of this Agreement shall survive the Closing except that the representations and warranties of CIBER set forth in Section 4.1, 4.2 and 4.3 as of the signing of this Agreement and as they are effective as of the Closing shall survive until CIBER’s obligations under Section 2.7 are satisfied.

Section 5.16    Section 16b-3.    Prior to the Effective Time, CIBER and ALPHANET shall take all such steps as may be required to cause any dispositions of capital stock of CIBER and ALPHANET (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ALPHANET to be exempt under Rule 16b-3 of the 1934 Act.

Section 5.17    Reserved.

Section 5.18    Tax Returns.    CIBER shall be responsible for filing state and federal income tax returns on behalf of ALPHANET for the tax year ending at the Effective Time.

Section 5.19    CIBER SUB.    CIBER has caused or shall promptly cause CIBER SUB to be incorporated under the laws of the State of New Jersey and has caused or shall promptly cause CIBER SUB to be or become a party to this Agreement and bound by its terms.

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to the Obligation of Each Party.    Unless waived in writing by the parties, the obligations of each of ALPHANET, CIBER and CIBER SUB to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)  This Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of ALPHANET as required by the NJBCA and ALPHANET’s certificate of incorporation and by-laws.

(b)  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the assets of ALPHANET, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(c)  All waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect.

(d)  Reserved.

(e)  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 6.2    Additional Conditions to the Obligations of ALPHANET.    The obligations of ALPHANET to effect the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by ALPHANET:

(a)  CIBER and CIBER SUB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date.

(b)  All representations and warranties of CIBER and CIBER SUB in this Agreement shall be true and complete in all respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations and warranties that expressly speak only as of an earlier date).

(c)  ALPHANET shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 6.2(a) and (b).

(d)  Reserved.

(e)  ALPHANET shall have received the opinion of Davis Graham & Stubbs LLP, CIBER’s counsel, dated as of the Closing Date, as to the matters set forth in Exhibit D.

(f)  There shall not be pending any legal proceeding which would reasonably be expected to have either an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to compel CIBER or ALPHANET, or any Subsidiary of CIBER or ALPHANET to suspend payment of any amounts payable under the terms of this Agreement.

(g)  ALPHANET shall have received such other documents and instruments as may reasonably be required by ALPHANET to consummate the transactions contemplated by this Agreement.

Section 6.3    Additional Conditions to the Obligations of CIBER and CIBER SUB.    The obligation of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

(a)  ALPHANET shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)  All representations and warranties of ALPHANET in this Agreement shall be true and complete in all respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations and warranties that expressly speak only as of an earlier date).

(c)  CIBER shall have received a certificate signed by an executive officer of ALPHANET, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d) and (k), and a certificate signed by the secretary of ALPHANET, dated as of the Closing Date, certifying the certificate of incorporation and by-laws of ALPHANET and the resolutions of the ALPHANET directors and the shareholders of ALPHANET approving this Agreement and the transactions contemplated hereby.

(d)  There shall not be pending any legal proceeding which would reasonably be expected to have either an ALPHANET Material Adverse Effect or a CIBER Material Adverse Effect: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from CIBER or any of its Subsidiaries, or ALPHANET any damages or other relief that may be material to CIBER; (c) seeking to prohibit or limit in any material respect CIBER’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of ALPHANET; (d) which would affect adversely the right of CIBER, or of ALPHANET, to own the assets or operate the business of ALPHANET; or (e) seeking to compel CIBER or ALPHANET, or any Subsidiary of CIBER or ALPHANET, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

(e)  CIBER shall have received the executed Employment Agreements specified in Section 5.6(a).

(f)  CIBER shall have received the opinion of Pitney, Hardin, Kipp & Szuch LLP, ALPHANET’s counsel dated as of the Closing Date, as to the matters set forth in Exhibit E.

(g)  CIBER shall have received, effective as of the Closing Date, the resignations of each director of ALPHANET.

(h)  CIBER shall have received, effective as of the Closing Date, copies of the canceled powers of attorney listed in Schedule 3.25.

(i)  CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

(j)  The Final Closing Balance Sheet at the Closing Date shall show Tangible Net Worth of at least $21.0 million. In the event that Closing extends beyond April 30, 2003, this amount will be reduced by $300,000 on the last Business Day of each successive month.

(k)  ALPHANET’s EBITA for the quarter ended March 31, 2003 shall consist of a loss of not more than $1.70 million (including all special charges associated with options granted to ALPHANET management).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1    General.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of ALPHANET:

(a)  By mutual written consent duly authorized by the boards of ALPHANET and CIBER;

(b)  By ALPHANET or CIBER if the Closing shall not have occurred on or before July 31, 2003 (the “Termination Date” which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on July 31, 2003 the conditions to Closing set forth in Sections 6.1(c) and 6.1(d) shall not have been fulfilled, but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to September 30, 2003 (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

(c)  By ALPHANET, if CIBER shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach of failure to perform (i) is incapable of being cured by CIBER prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

(d)  By CIBER, if ALPHANET shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by ALPHANET prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

(e)  By ALPHANET or CIBER, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action, which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable;

(f)  By CIBER if (i) the board of directors of ALPHANET shall effect a Change in ALPHANET Recommendation or (ii) for any reason other than a reason beyond the reasonable control of ALPHANET, ALPHANET fails to call or hold the ALPHANET Shareholders Meeting within three months after the date hereof;

(g)  By ALPHANET, if the (i) board of directors of ALPHANET authorizes ALPHANET, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal to ALPHANET, and ALPHANET notifies CIBER in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, and (ii) CIBER does not make, within ten Business Days of receipt of ALPHANET’s written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the board of directions of ALPHANET determines, in good faith after consultation with a financial advisor of nationally or regionally recognized reputation, is at least as favorable to ALPHANET’s shareholders as such Superior Proposal, it being understood that ALPHANET shall not enter into any such binding agreement during such ten Business Day period; and (iii) ALPHANET, at or prior to any termination pursuant to this Section 7.1(g), pays CIBER the Termination Fee set forth in Section 7.2; and

(h)  By ALPHANET or CIBER, if ALPHANET Shareholder Approval shall not have been received at a duly held meeting of the shareholders of ALPHANET called for such purpose (including any adjournment or postponement thereof).

Section 7.2    Obligations in Event of Termination.

(a)  In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.5, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of ALPHANET or CIBER; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from, a willful breach of this Agreement, except that, in the event of the termination of this Agreement by reason of facts or events that entitle CIBER to a Termination Fee, and such Termination Fee is timely paid, CIBER shall not be entitled to recover any additional amounts from ALPHANET solely by reason of such facts or events.

(b)  If this Agreement is terminated (i) by CIBER pursuant to Section 7.1(f); (ii) by CIBER or ALPHANET pursuant to Section 7.1(h) because of the failure to obtain the required ALPHANET Shareholder Approval; (iii) by CIBER or ALPHANET pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date or the Extended Termination Date, as the case may be, and, at the time of the termination, (x) the ALPHANET Shareholder Approval shall not have been obtained and (y) after the date hereof and prior to the Termination Date or the Extended Termination Date, as the case may be, there shall have been made an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving ALPHANET (if such offer, proposal, announcement or agreement has not been rejected or withdrawn prior to the Termination Date or the Extended Termination Date, as the case may be); or (iv) by ALPHANET pursuant to Section 7.1(g), then ALPHANET shall pay to CIBER, at or prior to the termination pursuant to Section 7.1(g) and not later than one Business Day after the receipt by ALPHANET of a notice of termination from CIBER in the case of Section 7.2(b)(i), (b)(ii) or (b)(iii) or the sending by ALPHANET of a notice of termination in the case of Sections 7.2(b)(ii) or (b)(iii), a termination fee of $900,000 (the “Termination Fee”).

(c)  For the purposes of this Section 7.2, “Business Combination” means with respect to ALPHANET, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) ALPHANET’s shareholders prior to such transaction (by virtue of their ownership of such party’s shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such shareholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of ALPHANET prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of ALPHANET and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of ALPHANET Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which ALPHANET’s shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

(d)  All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by CIBER.

(e)  The parties agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement. If ALPHANET fails to promptly pay CIBER any fee due under such Section 7.2(b), ALPHANET shall pay the costs and expenses of CIBER (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

(f)  In the event that ALPHANET is required to pay CIBER a Termination Fee under Section 7.2(b), ALPHANET shall also pay and reimburse CIBER for all Expenses (not in excess of $100,000) of CIBER within one Business Day of receipt of a notice from CIBER providing reasonable information regarding such Expenses and requesting payment.

Section 7.3    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of ALPHANET and CIBER, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Interpretation; Governing Law, Jurisdiction and Service of Process.    This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. All references to “the date of this Agreement,” “the date hereof,” “to date” or similar references shall refer to April 21, 2003. This Agreement shall be construed and governed by the laws of the State of New Jersey as to the corporate law applicable to CIBER SUB, ALPHANET and the Merger, and of the State of Delaware as to the corporate law applicable to CIBER. Process in any action or proceeding referred to in this section may be served on any party anywhere in the United States, and may also be served upon any party in the manner provided for giving notices to it or him in Section 8.3 below.

Section 8.2    Binding Effect; Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Section 8.3    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

If to ALPHANET

AlphaNet Solutions, Inc.
7 Ridgedale Avenue
Cedar Knolls, NJ 07927
Attention:      Mr. Richard Erickson
Telephone:    (973) 267-0088
Facsimile:     (973) 643-0098

With a copy to (which shall not constitute notice):

Joseph Lunin
Pitney Hardin, Kipp & Szuch LLP
200 Campus Drive
Post Office Box 1945
Morristown, New Jersey 07962-1945
Telephone:    (973) 966-8200
Facsimile:     (973) 966-1015

If to CIBER:

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
Attention: David Durham
Telephone:   (303) 220-0100
Facsimile:    (303) 267-3899

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention:      John McCabe
Telephone:    (303) 892-9400
Facsimile:     (303) 893-1379

To such other address as to which notice is provided in accordance with this Section.

Section 8.4    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

Section 8.5    Third-Party Beneficiaries.    Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives, including, after the Effective Time, the holders of record of ALPHANET Common Stock at the Effective Time to the extent that CIBER has wrongfully failed to pay or deliver the Merger Consideration to which they are entitled hereunder.

Section 8.6    Further Assurances.    From time to time after the Closing Date, ALPHANET shall execute all such instruments as CIBER shall reasonably request in order more effectively to consummate this transaction contemplated by this Agreement to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

Section 8.7    Entire Agreement.    This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

Section 8.8    Headings.    The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

Section 8.9    Counterparts.     This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

Section 8.10    Waiver.    The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

IN WITNESS WHEREOF, the parties have executed and delivered, on this 6th day of May, 2003, this Agreement dated as of April 21, 2003.

CIBER, Inc., a Delaware corporation

By:	/S/ DAVID G. DURHAM
Name: David G. Durham Title: Sr. Vice President/CFO
CIBER Acquisition Corporation, a New Jersey corporation

By:	/S/ DAVID G. DURHAM
Name: David G. Durham Title: Sr. Vice President/CFO
ALPHANET Solutions, Inc. a New Jersey corporation

By:	/S/ RICHARD G. ERICKSON
Name: Richard G. Erickson Title: CEO/President

EXHIBIT A

CERTIFICATE OF MERGER

of

CIBER ACQUISITION CORPORATION

a New Jersey Corporation

with and into

ALPHANET SOLUTIONS, INC.

a New Jersey Corporation

CIBER Acquisition Corporation, a New Jersey corporation, and AlphaNet Solutions, Inc., a New Jersey corporation, to effect a merger of CIBER Acquisition Corporation with and into AlphaNet Solutions, Inc. (the “Merger”) pursuant to Chapter 10 of the New Jersey Business Corporation Act (the “NJBCA”), do hereby certify as follows:

1.    The name of the merging corporation is CIBER Acquisition Corporation (the “Merging Corporation”). The name of the surviving corporation is AlphaNet Solutions, Inc. (the “Surviving Corporation”).

2.    The Merging Corporation and the Surviving Corporation have approved the Plan of Merger attached hereto as Exhibit A in the manner prescribed by Chapter 10 of the NJBCA.

3.    Approval of the shareholders of the Surviving Corporation and the Merging Corporation.

(A)  Surviving Corporation.    The voting stock of the Surviving Corporation consists of common stock, $0.01 par value per share. The table below shows the number of shares of the Surviving Corporation entitled to vote on the Merger, the number of shares voted for and the number of shares voted against the Merger at the special meeting of shareholders of the Surviving Corporation duly held on             , 2003. Such vote of the shareholders of the Surviving Corporation is sufficient for approval of the Merger.

Designation	Shares Entitled to Vote on Plan	Voted For	Voted Against
Common Stock

(B)  Merging Corporation.    The voting stock of the Merging Corporation consists of common stock, $0.01 par value per share. The Plan of Merger was approved on             , 2003 by the written consent of the sole shareholder of the Merging Corporation. The table below shows the number of shares voted for and the number of shares voted against the Merger. Such vote of the sole shareholder of the Merging Corporation is sufficient for approval of the Merger.

Designation	Shares Entitled to Vote on Plan	Voted For	Voted Against
Common Stock	1,000

4.    The Merger shall be effective on                         , 2003 at                         .

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed as of                         , 2003.

CIBER ACQUISITION CORPORATION

By:
Name: Title:

ALPHANET SOLUTIONS, INC.

By:
Name: Title:

EXHIBIT A

PLAN OF MERGER

of

CIBER ACQUISITION CORPORATION

a New Jersey Corporation

with and into

ALPHANET SOLUTIONS, INC.

a New Jersey Corporation

This Plan of Merger (the “Plan of Merger”) is made as of April 21, 2003, by and between CIBER Acquisition Corporation, a New Jersey corporation (“CAC”) and AlphaNet Solutions, Inc., a New Jersey corporation (“ALPHANET”) to effect a merger of CAC with and into ALPHANET (the “Merger”).

1.    Merging Corporation.    The name of the merging corporation is CIBER Acquisition Corporation.

2.    Surviving Corporation.    The name of the surviving corporation is AlphaNet Solutions, Inc. (the “Surviving Corporation”).

3.    Effective Time of Merger.    The Merger shall be effective as of the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey or at such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

4.    Terms and Conditions of Merger.    The Certificate of Incorporation of CAC at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the New Jersey Business Corporation Act (the “NJBCA”). The By-laws of CAC immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and will continue in full force and effect until amended in the manner prescribed by the NJBCA. The officers and directors of CAC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified.

5.    Manner and Basis of Conversion.

(A)  At the Effective Time, each share of common stock of CAC outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation.

(B)  At the Effective Time, each share of common stock of ALPHANET (the “Shares”) issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive $4.05 in cash.

(C)  At the Effective Time, each Share owned by the Surviving Corporation, CAC or CIBER or any subsidiary of the Surviving Corporation immediately prior to the Effective Time shall be canceled and retired.

(D)  At the Effective Time, all options to purchase Shares (each a “Share Option”) then outstanding and unexercised shall either:

(1)  to the extent they are vested and exercisable, become the right to receive, for each Share subject to a Share Option, an amount equal to $4.05 minus the exercise price of the Share Option, to be paid in cash at closing or

(2)  with respect to each holder of Share Options who continues to serve as an employee of the Surviving Corporation, such holder may elect to have those Share Options which have exercise prices of less than $4.05 and are vested, outstanding and unexercised to be converted into options to acquire shares of CIBER Common Stock having an equivalent value.

6.    Effects of Merger.    The Merger shall have the effect set forth in Section 14A:10-6 of the NJBCA.

EXHIBIT B

VOTING AND OPTION AGREEMENT

DATED AS OF APRIL 21, 2003

BETWEEN

CIBER, INC.

AND

STAN GANG

AND

FALLEN ANGEL EQUITY FUND, L.P.

VOTING AND OPTION AGREEMENT

VOTING AND OPTION AGREEMENT, dated as of April 21, 2003, between CIBER, INC., a Delaware corporation (“CIBER”), and the persons listed on signature pages hereof (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, each Stockholder owns the number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of AlphaNet Solutions, Inc., a New Jersey corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CIBER, CIBER Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the “Merger Agreement”) providing for the merger of CIBER Acquisition Corporation with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to CIBER’s willingness to enter into the Merger Agreement, the Stockholders desire to enter into this Agreement, pursuant to which the Stockholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant CIBER the right to purchase the Subject Shares on the terms herein specified.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, represents and warrants to CIBER as follows:

Section 1.1    Authority.    Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. If such Stockholder is married and the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of,suchStockholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 1.2    No Conflicts; Required Filings and Consents.

(a)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(b)  The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of his obligations under this Agreement.

Section 1.3    The Subject Shares.    Such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

Section 1.4    Reliance by CIBER.    Such Stockholder understands and acknowledges that CIBER is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 1.5    Litigation.    There is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

Section 1.6    Finder’s Fees.    No broker, investment bank, financial advisor or other person is entitled to any broker’s finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders. The arrangements with The Chesapeake Group referred to in the Merger Agreement shall not be deemed to constitute arrangements made by or on behalf of the Stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF CIBER

CIBER represents and warrants to each of the Stockholders as follows:

Section 2.1    Authority.    CIBER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER enforceable in accordance with its terms.

Section 2.2    No Conflicts; Required Filings and Consents.

(a)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CIBER or to CIBER’s property or assets.

(b)  The execution and delivery of this Agreement by CIBER does not, and the performance of this Agreement by CIBER will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except for the filing by CIBER of a Form 13D and, in the event of a Triggering Event (as defined herein), a Form 3 with the Securities and Exchange Commission, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CIBER of any of its obligations under this Agreement.

ARTICLE III

VOTING OF SUBJECT SHARES

Section 3.1    Agreement to Vote.    From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Stockholder, severally and not jointly, agrees as follows:

(a)  At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

(b)  At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Stockholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

Section 3.2    No Solicitation of Transactions.    Subject to the terms of Section 5.1, none of the Stockholders nor any of their affiliates shall, directly or indirectly, and each Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than CIBER) conducted heretofore with respect to any of the foregoing. Each Stockholder shall promptly advise CIBER orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide CIBER with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1    No Disposition or Encumbrance of Subject Shares.    Except as provided in the next to the last sentence of this Section 4.1, each Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CIBER, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Stockholder, (A) any other Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

Section 4.2    Disclosure.    Each of the Stockholders hereby permits CIBER to publish and disclose in the amendment to the S-4 Registration Statement of CIBER to be filed with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 4.3    Reasonable Efforts.    Each Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; provided, however, that this Section 4.3 shall not require the Stockholders to interfere with the composition or actions of the Company’s Board of Directors or to acquire additional securities nor provide financing to the Company.

Section 4.4    Irrevocable Proxy.    Each Stockholder hereby constitutes and appoints David Durham with full power of substitution, as the proxy pursuant to the provisions of Section 14A:5-19 of the New Jersey Business Corporation Act and attorney of such Stockholder, and hereby authorizes and empowers David Durham to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

Section 4.5    Option.

(a)  The Stockholders hereby grant to CIBER an irrevocable option (the “Option”) to purchase that portion of the Subject Shares held by each Stockholder at a price of $4.05 per share, subject to adjustment as provided in

Section 4.5(d) (as adjusted, the “Option Price”). The Option shall be exercisable at any time after the occurrence of a Triggering Event and prior to the Option Termination Date (as defined herein). If CIBER elects to exercise the Option, CIBER shall notify the Stockholders of such election by delivering a written notice to that effect setting forth the date for the consummation of the purchase (such date being referred to as the “Option Closing Date”), which date shall be no earlier than ten (10) days after the Triggering Event (as defined herein) (the “Grace Period”) or later than thirty (30) days after the date the notice is delivered. CIBER shall have the right to exercise the Option as to all, but not less than all, of the Subject Shares. Notwithstanding the exercise of the Option by CIBER, if the Termination Fee (as defined in the Merger Agreement) is paid to CIBER prior to the earlier of the expiration of the Grace Period or one (1) Business Day (as defined in the Merger Agreement) prior to a Material Change (as defined herein) in the Board of Directors of the Company in connection with a Business Combination (as defined in the Merger Agreement) involving a Person other than CIBER or one of its affiliates, the exercise of the Option shall thereupon be rescinded and the Option terminated.

(b)  On the Option Closing Date, CIBER shall pay to each of the Stockholders an amount equal to the number of Subject Shares being sold by such person multiplied by the Option Price. Such amount shall be paid by wire transfer of immediately available funds to such account or accounts of the selling Stockholders as such Stockholder shall designate to CIBER, not less than three (3) business days prior to the Option Closing Date.

(c)  On the Option Closing Date, the Stockholders shall deliver to CIBER stock certificates representing all of the Subject Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer. Each Stockholder shall deliver his Subject Shares to CIBER free and clear of security interests, liens and rights of third parties.

(d)  If the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend on the Common Stock payable in shares of Common Stock, the Option Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number, the Option Price in effect immediately prior to such combination shall be proportionately increased.

(e)  The “Triggering Event” shall be the termination of the Merger Agreement under circumstances that entitle CIBER to receive a Termination Fee. “Material Change” shall mean a change in the composition of the Board of Directors of the Company, such that the individuals composing such Board of Directors at the date hereof do not then constitute a majority of such Board.

(f)  The “Option Termination Date” shall mean the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of termination of the Merger Agreement if CIBER is not entitled to receive a Termination Fee in connection with such termination, or (iii) upon payment of the Termination Fee if CIBER is entitled to such fee in connection with the Termination of the Merger Agreement.

(g)  Upon the written request of CIBER, the Stockholders shall deliver the Subject Shares to the Company and instruct the Company to place the following legend on each certificate representing the Shares and record corresponding stop transfer instructions to its transfer agent:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AND OPTION AGREEMENT DATED AS OF APRIL 21, 2003 BY AND AMONG CIBER, INC., STAN GANG AND FALLEN ANGEL EQUITY FUND, L.P. COPIES OF SUCH AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

ARTICLE V

STOCKHOLDER CAPACITY

Section 5.1    Stockholder Capacity.    No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this

Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI

TERMINATION

Section 6.1      Termination.    This Agreement, other than the provisions of Section 4.5, shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof. The provisions of Section 4.5 shall terminate on the Option Termination Date.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Additional Shares.    In the event any Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the “Additional Securities”), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Stockholder as of the date hereof.

Section 7.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

Section 7.3    Jurisdiction.    Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of New Jersey or the United States District Court for the District of New Jersey (each, a “New Jersey Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any New Jersey Court, and any claim that any such action or proceeding brought in any New Jersey Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of New Jersey Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a New Jersey Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

Section 7.4    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

Section 7.5    Specific Performance.    Each Stockholder acknowledges and agrees that (i) the obligations and agreements of such Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CIBER is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Stockholder’s obligations or agreements will cause CIBER irreparable injury for which adequate remedies are not available at law. Therefore, each Stockholder agrees that CIBER shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CIBER may have.

Section 7.6    Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CIBER and the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

Section 7.7    Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a “Stockholder”, and (ii) CIBER may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CIBER. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.8    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 7.9    Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(a)  if to CIBER to:

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood, Village, Colorado 80111

Attn: General Counsel

Facsimile: (303) 267-3899

(b)  if to Stan Gang to:

7298 Sedona Way

Del Ray Beach, FL 33446

Facsimile: (561) 637-3897

(c)  if to Fallen Angel Equity Fund, L.P. to:

c/o Fallen Angel Capital, LLC

125 Half Mile Road

Red Bank, New Jersey 07733

Facsimile: (732) 945-1001

(d)  if to either Stan Gang or to Fallen Angel Equity Fund, L.P., a copy to:

AlphaNet Solutions, Inc.

7 Ridgedale Avenue

Cedar Knolls, NJ 07927

Attention:  Mr. Richard Erickson

Facsimile: (973) 643-0098

Section 7.10    Remedies.    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.11    Severability.    If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 7.12    Integration.    This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

Section 7.13    Section Headings.    The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.14    Further Assurances.    From time to time at the request of CIBER, and without further consideration, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 7.15    Stop Transfer.    Each of the Stockholders agrees that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 7.16    Public Announcements.    Each Stockholder will consult with CIBER before issuing, and provide CIBER with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ/NMS.

Section 7.17    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CIBER, INC.,

By:	/S/ DAVID G. DURHAM
Name: David G. Durham Title: Sr. Vice President/CFO
FALLEN ANGEL EQUITY FUND, L.P.

By:	FALLEN ANGEL CAPITAL, LLC,
as its General Partner

By:	/S/ IRA COHEN
Name: Ira Cohen Title: Member

/S/ STAN GANG
Stan Gang

EXHIBIT A

Ownership of Subject Shares

Stockholders	Shares
Stan Gang	1,967,300
Fallen Angel Equity Fund, L.P.	687,100

EXHIBIT C

CERTIFICATE OF INCORPORATION

OF

CIBER ACQUISITION CORPORATION

The undersigned, of the age of eighteen (18) years or over, for the purpose of forming a corporation pursuant to the provisions of Title 14A, Corporations, General, of the statutes of the State of New Jersey (the “New Jersey Business Corporation Act”) does hereby execute the following Certificate of Incorporation.

FIRST:    The name of the Corporation is CIBER ACQUISITION CORPORATION.

SECOND:    The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD:    The aggregate number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, $0.01 par value per share, all of which will be designated “Common Stock.”

FOURTH:    The initial Board of Directors of the Corporation shall consist of one (1) director, and the name and address of such director is as follows:

Name	Address
David G. Durham	5251 DTC Parkway, Suite 1400 Greenwood Village, Colorado 80111

FIFTH:    The address of the Corporation’s registered office for service of process in New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the name and address of the Corporation’s initial registered agent at such address is The Corporation Trust Company.

SIXTH:    The name of address of the incorporator is Michelle H. Shepston, Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

SEVENTH:    A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. For purposes of this Article SEVENTH, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

IN WITNESS WHEREOF, the incorporator of the above-named corporation has signed this Certificate of Incorporation this 18th day of April, 2003.

Michelle H. Shepston, Incorporator

EXHIBIT D

SUBSTANCE OF

CIBER LEGAL OPINION

1.	CIBER is a corporation incorporated, validly existing, and in good standing under the laws of the State of Delaware. CIBER SUB is a corporation incorporated, validly existing and in good standing under the laws of the State of New Jersey.

2.	The execution and delivery of the Merger Agreement and the consummation by CIBER and CIBER SUB of the transaction contemplated thereby have been duly authorized by all necessary corporate action on the parts of CIBER and CIBER SUB, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of the Merger Agreement and the consummation by CIBER and CIBER SUB of the transaction contemplated thereby.

3.	CIBER and CIBER SUB have the corporate power and authority to execute and deliver the Merger Agreement and to perform their respective obligations thereunder.

4.	The execution and delivery of the Merger Agreement by CIBER and CIBER SUB and the performance by them of their respective obligations thereunder do not:

(a)	violate any provision of the Certificate of Incorporation or By-laws of CIBER or CIBER SUB;

(b)	violate any decree, judgment or order applicable to CIBER or CIBER SUB of which counsel is aware;

(c)	violate any Colorado, Delaware or federal law, statute, regulation or rule applicable to CIBER or CIBER SUB; or

(d)	require consent, approval, or authorization of, or declaration, filing, or registration with, any Colorado, Delaware or federal governmental authority other than the Securities and Exchange Commission;

except, in the case of (b), (c) and (d), where such violation or such failure to obtain such consent, approval or authorization or to take such action would not reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement or to have a CIBER Material Adverse Effect as defined in the Merger Agreement.

5.	The Merger Agreement has been duly executed and delivered by CIBER and CIBER SUB. The Merger Agreement constitutes the valid and binding obligation of CIBER and CIBER SUB, enforceable against each of them in accordance with its terms.

6.	Counsel is not aware of any pending or outstanding or threatened action, suit or legal administrative, arbitration or other proceeding or governmental investigation involving CIBER which is reasonably expected to (i) have a CIBER Material Adverse Effect or (ii) prevent the consummation of the Merger.

Counsel need not render any opinion as to state securities laws.

EXHIBIT E

SUBSTANCE OF

ALPHANET LEGAL OPINION

1.	Each of the Company and its Subsidiary is a corporation incorporated, validly existing, and in good standing under the laws of the State of New Jersey.

2.	Each of the Company and its Subsidiary is duly qualified to transact business and in good standing in New York and Pennsylvania.

3.	The Company has:

(a)	the corporate power and authority to execute and deliver the Merger Agreement and to perform its obligations thereunder;

(b)	taken all necessary corporate action to authorize the execution and delivery of the Merger Agreement and the performance of its obligations thereunder; and

(c)	executed and delivered the Merger Agreement.

4.	The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.	The execution and delivery of the Merger Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement do not:

(a)	violate any provision of the Certificate of Incorporation or By-laws of the Company;

(b)	breach of any of the terms, conditions, or provisions of, or constitute a default (or with notice or lapse of time, constitute a breach or default) under any agreement listed on Schedule 3.10 or Schedule 3.13 to the Merger Agreement;

(c)	violate any decree, judgment or order applicable to the Company of which such counsel is aware;

(d)	violate any New Jersey or federal law, statute, regulation or rule applicable to the Company; or

(e)	require consent, approval, or authorization of, or declaration, filing, or registration with, any New Jersey or federal governmental authority other than the Secretary of State of the State of New Jersey and the Securities and Exchange Commission;

except, in the case of (b), (c), (d) and (e), where such breach or violation or failure to obtain such consent, approval or authorization or to take such action would not reasonably be expected to prevent the consummation of the transactions contemplated by the Merger Agreement or to have an ALPHANET Material Adverse Effect as defined in the Merger Agreement.

6.	The authorized capital stock of the Company consists of shares of Common Stock, $.01 par value per share, and shares of preferred stock, $.01 par value per share., All of the issued and outstanding shares of Common Stock issued by the Company in its initial underwritten public offering pursuant to an effective registration statement and thereafter to the date hereof have been duly authorized and validly issued and are fully paid and nonassessable.

7.	Counsel is not aware of any pending or outstanding or threatened action, suit, or legal administrative, arbitration or other proceeding or governmental investigation involving the Company which is reasonably expected to (i) have an ALPHANET Material Adverse Effect, or (ii) prevent the consummation of the Merger.

Counsel need not render any opinion as to state securities laws.

APPENDIX B

April 18, 2003

Board of Directors

AlphaNet Solutions, Inc.

7 Ridgedale Avenue

Cedar Knolls, NJ 07927

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Shareholders”) of AlphaNet Solutions, Inc. (the “Company”) of the $4.05 per share in cash (the “Consideration”) proposed to be paid to the Shareholders pursuant to the proposed Agreement and Plan of Merger (the “Merger Agreement”) by and among Ciber, Inc. (“Parent”), Ciber Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and the Company. Pursuant to the Merger Agreement, Parent will acquire all outstanding shares of common stock of the Company, $0.01 par value per share (“Company Common Stock”), at a price of $4.05 per share. Pursuant to the terms and conditions set forth in the Merger Agreement, Purchaser will be merged into the Company (the “Merger”) and each share of Company Common Stock outstanding (other than shares owned by the Company, Parent, Purchaser or any of their respective subsidiaries) will be converted into the right to receive the Consideration upon consummation of the Merger.

We are familiar with the Company and are providing currently, and have in the past provided from time to time, certain investment banking services to the Company, including merger and acquisition advisory services.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) audited historical financial statements of the Company for the three years ended December 31, 2002; (c) unaudited financial statements of the Company for the three months ended March 31, 2003; (d) certain internal business, operating and financial information of the Company (the “Internal Analyses”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Company Common Stock; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry.

We have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company. We have also participated in discussions and negotiations among representatives of the Company, Parent, Purchaser and their respective advisors.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including the Internal Analyses provided by senior management. We have not made or obtained an

B-1

independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Internal Analyses examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Internal Analyses are accurate and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Internal Analyses or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have made no independent investigation as to any legal matter regarding the Merger or the Merger Agreement and we are expressing no opinion herein with regard to any such matter.

The Chesapeake Group (CGI) has been engaged in the investment banking business since 1987. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of our business, The Chesapeake Group and its affiliates may from time to time trade the securities of the Company for our own account, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which Company Common Stock will trade at any future time or as to the effect of the Merger on the trading price of Company Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the Company’s market, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Consideration, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be referred to and included in its entirety in the proxy material mailed to the Shareholders in connection with the merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Shareholders.

Sincerely,

Thomas T. Rooney

Principal

The Chesapeake Group (CGI)

B-2

ALPHANET SOLUTIONS, INC.

PROXY

FOR THE SPECIAL MEETING OF SHAREHOLDERS

WEDNESDAY, JUNE 25, 2003

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stan Gang and Jack P. Adler and each of them, as Proxy, each with full power of substitution, to vote all of the stock of ALPHANET SOLUTIONS, INC. standing in the undersigned¦s name at the Special Meeting of Shareholders of ALPHANET SOLUTIONS, INC. to be held at 7 Ridgedale Avenue, Cedar Knolls, New Jersey 07927 on Wednesday, June 25, 2003 at 10:00 a.m. Eastern Time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side.    If no choice is specified, the proxy will be voted FOR approval and adoption of the Agreement and Plan of Merger dated as of April 21, 2003, as amended and restated on May 6, 2003, among CIBER, Inc., CIBER Acquisition Corporation, and AlphaNet Solutions, Inc., pursuant to which AlphaNet Solutions, Inc. will merge with CIBER Acquisition Corporation, with AlphaNet Solutions, Inc. as the surviving corporation.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

ALPHANET SOLUTIONS, INC.

June 25, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible

¯    Please detach and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

		FOR	AGAINST	ABSTAIN
	1. Approval and adoption of the Agreement and Plan of Merger dated	☐	☐	☐

as of April 21, 2003, as amended and restated on May 6, 2003, among CIBER, Inc., CIBER Acquisition Corporation, and AlphaNet Solutions, Inc., pursuant to which AlphaNet Solutions, Inc. will merge with CIBER Acquisition Corporation, with AlphaNet Solutions, Inc. as the surviving corporation.

2. In their discretion, upon such other business that may properly come before the special meeting or any adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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